Exhibit 10.4

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

In accordance with the terms of the Seller LSA Subordination Agreement (as defined below), the Agent (as defined below) has subordinated any security interest or lien that the Agent may have in any property of the Loan Parties (as defined below) to the security interest of the LSA Agent (as defined below) in all assets of the Loan Parties, notwithstanding the respective dates of attachment or perfection of the security interest of the Agent and the LSA Agent.

SELLER LOAN AND SECURITY AGREEMENT

This Seller Loan and Security Agreement (this “Agreement”) is entered into as of December 27, 2024 (the “Closing Date”), by and among Knowles Corporation, a Delaware corporation (the “Initial Lender”, and together with its successors and permitted assigns, each a “Lender” and collectively, the “Lenders”), and as administrative agent and collateral agent for the Lenders (in such capacity, “Agent”), Syntiant Corp., a Delaware corporation (“Parent”), Pilot AI Labs, Inc., a Delaware corporation (“Pilot”), Syntiant Taiwan LLC, a Delaware limited liability company (“Syntiant Taiwan”) and Syntiant Holdings LLC, a Delaware limited liability company (“Syntiant Holdings”; and, together with Parent, Pilot, and Syntiant Taiwan, each, a “Borrower” and collectively, the “Borrowers”).

Recitals

Borrowers wish to borrow money from the Initial Lender and the Initial Lender desires to lend money to Borrowers. This Agreement sets forth the terms on which the Initial Lender (or the Lenders, as applicable) will lend to Borrowers and Borrowers will repay the loan to the Initial Lender (or the Lenders, as applicable).

Agreement

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, parties agree as follows:

1.
Definitions and Construction
1.1
Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Acquisition” means any transaction or series of related transactions for the direct or indirect acquisition of (a) all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of any Loan Party, or (c) or the right to use, develop or sell, in each case, through exclusive licensing (other than any licenses that are exclusive in respects other than territory or are exclusive as to territory as to discrete geographical areas and countries outside of the United States of America, and “off-the-shelf” licenses), any product, product line or intellectual property of or from any other Person.

“Advance” means the extension of credit by the Initial Lender to Borrowers under this Agreement. “Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly thirty percent (30%) or more of the outstanding stock of such Person, any Person that controls or is controlled by or is under common control with such Person, or any Affiliate of such Person.

“AMR” means the State Administration for Market Regulation of the PRC or its competent local counterparts, the company registration authority in the PRC.

“Approved Bank” has the meaning ascribed thereto in the definition of “Cash Equivalents” contained herein.

“Approved Budget” shall have the meaning given to such term in Section 6.3.

“Basic Rate” means for any day, a per annum rate of interest equal to (a) for the period commencing on the Closing Date and ending on the date that is six (6) months after the Closing Date, the Prime Rate and (b) thereafter, thirteen percent (13.00%).

“Board” means Parent’s board of directors.

“Books” means all of the books and records of any Loan Party including: ledgers; records concerning the assets or liabilities of such Loan Party, the Collateral, business operations or financial condition; and all computer programs, or data storage, and the related devices and equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized to close under the laws of, or are in fact closed in, California.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease that would be recognized as an “operating lease” by Borrowers prior to the adoption of ASC 842 shall continue to be treated as an operating lease and shall not constitute a Capital Lease Obligation for purposes of this agreement.

“Capital Proceeds” means gross cash proceeds received by Company, subject to verification of Initial Lender, on or prior to the Closing Date, from a combination of (a) the sale of Series D preferred stock of the Company and (b) the issuance of Convertible Debt (which, for the sake of clarity, does not include any loan made under the LSA), on terms and conditions acceptable to the Initial Lender and on terms and conditions reasonably acceptable to the LSA Lenders, it being understood that such notes shall be subordinated to all obligations owing from Company and any subsidiary guarantor (if any) to the Lenders, pursuant to a subordination agreement in form and substance reasonably satisfactory to the Initial Lender.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one hundred eighty (180) days from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.; (c) certificates of deposit, denominated solely in U.S. Dollars, maturing within two years after the date of acquisition, issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or that is a U.S. subsidiary of a foreign commercial bank; in each of the foregoing cases, solely to the extent that: (i) such commercial bank’s short-term commercial paper is rated at least A-1 or the equivalent by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (any such commercial bank, an “Approved Bank”); or (ii) the par amount of all certificates of deposit acquired from such commercial bank are fully insured by the Federal Deposit Insurance Corporation; or (d) commercial paper issued by any Approved Bank (or by the parent company thereof), in each case maturing not more than twelve months after the date of the acquisition thereof.

“Closing Date” has the meaning given to such term in the preamble to this Agreement.

“Closing Date Lender Expenses” means the costs and expenses (including attorneys fees and expenses) incurred by the Initial Lender in connection with the preparation and negotiation of this Agreement, the other Loan Documents and the Seller LSA Subordination Agreement.

“Closing Date Material Adverse Effect” means a “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date of the Acquisition Agreement).

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, as amended from time to time, provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Pledge Agreements” mean, collectively, any local law pledge agreement relating to the Equity Interests and/or assets of any Subsidiary (except any Immaterial Foreign Subsidiary) owned by a Loan Party to the extent necessary or useful to perfect Agent’s security interest therein under applicable laws.

“Commercial Tort Claim” means any “commercial tort claim” as defined in the Code.

“Commitment” means (a) with respect to the Initial Lender as of the Closing Date, the amount set forth on Schedule 2.1 attached hereto and (b) with respect to any other Lender hereunder, the amount of such Lender’s Commitment shall be as set forth in the applicable assignment and assumption agreement, pursuant to which such Lender becomes a party hereto, in each case, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” has the meaning given to such term in Section 6.4.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent (acting at the direction of the Required Lenders) in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means an agreement, the terms of which are satisfactory to Agent (acting at the direction of Required Lenders), which is executed by LSA Agent, Agent, any Loan Party and the applicable financial institution and/or securities/investment intermediary (or certain of the foregoing parties), and which perfects Agent’s (for itself and for the benefit of the Lenders) first priority security interest (subject only to the Liens arising under clause (e) and clause (p) of Permitted Liens) in such Loan Party’s Deposit Accounts or Securities Accounts maintained at such financial institution or securities/investment intermediary. With respect to accounts maintained outside of the United States, an agreement or document that is customary in the jurisdiction where such account is located and sufficient to perfect or charge Agent’s first priority (subject only to the Permitted Liens) security interest shall constitute a “Control Agreement”.

“Convertible Debt” means any Indebtedness or other obligation of Parent which may be converted or exchanged, either directly or indirectly, for capital stock of Parent.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and similar rights in works of authorship and derivative works thereof, whether or not filed with the United States Copyright Office or foreign equivalent.

“Cross-Acceleration Event” means the “Obligations” (as defined in the LSA) of the Loan Parties under the LSA are not repaid in full at final maturity or such Obligations are declared to be, or otherwise become, due and payable in full prior to the scheduled maturity thereof as a result of any Event of Default (as defined in the LSA) thereunder.

“Current Financial Statements” has the meaning given to such term in Section 5.9.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to (i) the then applicable Basic Rate of interest, plus (ii) 4% per annum.

“Deposit Account” means any “deposit account” as defined in the Code.

“Disclosure Schedules” mean the disclosure schedules attached at the end of this Agreement. “Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is ninety one days following the Maturity Date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is ninety one days following the Maturity Date.

“Equity Interests” mean shares of capital stock, registered capital, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or Convertible Debt.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with any Loan Party or any of its Affiliates within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Event of Default” has the meaning given to such term in Section 8.

“Excluded Subsidiary” means (a) the Specified Taiwan Collateral, so long as such assets for the most recent 12-month period for which financial statements have been delivered pursuant to Section 6.3(a) do not exceed ten percent (10%) of the consolidated total assets of Parent and its Subsidiaries and (b) all Foreign Subsidiaries and FSHCOs, except for those organized under the laws of Malaysia; provided that no Excluded Subsidiary shall own any material Intellectual Property (as determined in the good faith determination of LSA Agent, acting reasonably and in consultation with Parent, it being understood that an Excluded Subsidiary may license Intellectual Property on a non-exclusive basis).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), including any branch profits franchise taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender or assignee with respect to an applicable interest in an Obligation or Advance pursuant to a law in effect on the date on which such Lender or assignee acquires such interest in the Obligation or Advance, or such Lender or assignee changes its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.18, and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts and Payments” means any cash received by or paid to or for the account of, net of any amounts paid by, Parent or any of its Subsidiaries not in the ordinary course of business, including amounts received or paid, as applicable, in respect of (a) proceeds under any insurance policy, (b) condemnation awards (and payments in lieu thereof), (c) indemnity payments, (d) foreign, United States, state or local tax refunds, (e) pension plan reversions, (f) judgments and litigation settlements, and (g) purchase price adjustments.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Foreign Subsidiary” means a Subsidiary of a Borrower that is organized under the laws of a jurisdiction outside of the United States or any state thereof.

“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more “controlled foreign corporations” as defined in Section 957 of the Internal Revenue Code.

“Funding Date” means any date on which the Advance is made to or on account of Borrowers under this Agreement.

“GAAP” means, as of any date of determination, generally accepted accounting principles as then in effect in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“GDPR” means the European Union General Data Protection Regulation (EU) 2016/679 of the European Parliament and the Council of the European Union and all regulations promulgated thereunder.

“Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented.

“Guarantor” means, individually and collectively, jointly and severally, any Person that delivers a Joinder Agreement to become a guarantor, other than any Excluded Subsidiary.

“Guaranty” means the guarantee of the Obligations provided by the Guarantors under Article 14.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary of a Borrower, if and for so long as such Foreign Subsidiary, together with all other Immaterial Foreign Subsidiaries, does not have (a) total assets for the most recent 12-month period for which financial statements have been delivered pursuant to Section 6.3(a) exceeding ten percent (10%) of the consolidated total assets of Parent and its Subsidiaries and (b) total revenues for the most recent 12-month period for which financial statements have been delivered pursuant to Section 6.3(a) exceeding ten percent (10%) of the consolidated total revenues of Parent and its Subsidiaries; provided that (i) Borrower’s Foreign Subsidiaries existing on the Closing Date which are organized under the laws of Malaysia, China, or Japan shall not be Immaterial Foreign Subsidiaries irrespective of whether the foregoing requirement items are satisfied and (ii) any other Foreign Subsidiary would not be an Immaterial Foreign Subsidiary to the extent the foregoing required terms are not satisfied.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including interest whether charged at the Basic Rate or otherwise) or with respect to deposits or advances of any kind (other than deposits or advances received from customers), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred as the deferred purchase price of property or services, including earn-out obligations appearing on such Person’s balance sheet in accordance with GAAP (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and either (x) not more than ninety (90) days past due or (y) subject to a good faith dispute), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit, (j) all obligations of such Person in respect of bankers’ acceptances, (k) obligations in respect of Disqualified Stock, and (l) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise. The amount of any Indebtedness of any Person in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter. In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer. For the avoidance of doubt, ordinary course operating leases shall not constitute Indebtedness.

“Indemnified Taxes” is defined in Section 2.7(d).

“Initial Lender” has the meaning given to such term in the preamble to this Agreement. “Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is greater than all of such Person’s assets, (b) such Person is engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has incurred, or reasonably believes that it will incur, debts beyond its ability to pay such debts as they generally become due (whether at maturity or otherwise), or (d) such

Person is not “solvent” or is “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Intellectual Property” means all of a Person’s right, title, and interest in and to the following: domain names; Copyrights, Trademarks and Patents (including registrations and applications therefor prior to granting, and whether or not filed, recorded or issued); all trade secrets and related rights, including without limitation rights to unpatented inventions, know-how and manuals; all design rights; and claims for damages by way of past, present and future infringement of any of the rights included above; all amendments, renewals and extensions of any Copyrights, Trademarks or Patents.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means “inventory” as defined in the Code, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Loan Party, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Books relating to any of the foregoing.

“Investment” means any beneficial equity ownership in any Person (including stock, partnership interest or other securities), or any loan, advance or capital contribution to any Person.

“IPO” means Parent’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Japanese Corresponding Obligation” is defined in Section 13.19(a). “Japanese Parallel Debt” is defined in Section 13.19(a).

“Joinder Agreement” means the agreement substantially in the form of Exhibit H hereto. “KET Loan Agreement” is defined in the Disclosure Schedules.

“Landlord Subordination and Access Agreement” means an agreement between any Loan Party’s landlord(s) and Agent that provides Agent access to the premises that such Loan Party leases from such landlord in a form reasonably satisfactory to Agent (acting at the direction of the Required Lenders) (or, with respect to locations outside of the United States, the local law equivalent).

“Lender Expenses” means (a) all reasonable and documented costs or expenses (including reasonable attorneys’ fees and expenses) incurred by Agent, the Initial Lender or any Lender who is an Affiliate of the Initial Lender in connection with the administration and/or enforcement of any of the Loan Documents; (b) reasonable and documented Collateral audit fees incurred by Agent, the Initial Lender or any Lender who is an Affiliate of the Initial Lender; and (c) Agent’s, the Initial Lender’s and any Lender who is an Affiliate of the Initial Lender’s reasonable and documented attorneys’ fees and expenses incurred before, during and/or after an Insolvency Proceeding in maintaining, amending, enforcing, collecting, performing (including any workout or restructuring) or defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents (including in all cases, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise); provided that, for the avoidance of doubt, Lender Expenses shall not include Closing Date Lender Expenses.

“Lien” means any pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance or other lien in favor of any Person.

“Liquidation Event” means any of the following: (i) a merger of Parent with another entity pursuant to which Parent is not the surviving entity or a SPAC Acquisition; or (ii) the sale of all or substantially all of Parent’s assets; or (iii) a sale or other disposition of the equity securities or interests of Parent by Parent or the equity holders of Parent as of the Closing Date (other than sales or dispositions to Affiliates of such equity holders), which results in such equity holders owning less than 50% of the voting equity securities or interests of Parent immediately following such transaction (other than through bona fide equity financings or the sale of Borrower’s equity securities in the IPO).

“Loan Documents” means, collectively, this Agreement, the Perfection Certificate, each Note, each Joinder Agreement, each Notice of Borrowing, the Control Agreement(s), the Landlord Subordination and Access Agreement, the Notice and Access Agreement, Collateral Pledge Agreements, the Seller LSA Subordination Agreement, any Subordination Agreement and all other documents, instruments and agreements executed or delivered by a Borrower and/or any other Loan Party to or for the benefit of Agent and the Lenders in connection with this Agreement, all as amended or extended from time to time; provided that the Loan Documents shall not include any stock purchase agreement or similar equity instruments to acquire, or agreements governing the rights of, any Equity Interest issued to or purchased by any Lender.

“Loan Party” means any Borrower or Guarantor, including any Person that has executed a Joinder Agreement and delivered it to Agent.

“LSA” means that certain Loan and Security Agreement, dated as of the date hereof, by and among the Loan Parties, as borrowers and guarantors (as applicable), the LSA Agent and the LSA Lenders.

“LSA Agent” means Ocean II PLO LLC, a California limited liability company, as administrative and collateral agent for the LSA Lenders, together with its successors and permitted assigns.

“LSA Documents” means the LSA and each other Loan Document (as defined in the LSA).

“LSA Lenders” means Structural Capital Investments III, LP and Structural Capital Investments IV, LP, in their capacity as lenders under the LSA, together with their respective successors and permitted assigns in such capacity.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, (i) a material adverse effect on the business, operations, performance, properties, prospects, assets, results of operations (financial or otherwise), or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole, (ii) the termination by Sony Electronics Inc. of the Sony Contract (other than a termination of the Sony Contract in accordance with its terms), or any material breach or material default under the Sony Contract by Parent, (iii)(x) a greater than forty percent (40%) year-over-year decline in Revenue of Parent and its Subsidiaries (measured on the last day of each fiscal quarter on a trailing twelve (12) month basis), directly attributable to Material Customers and (y) a greater than twenty percent (20%) year-over-year decline in Revenue of Parent and its Subsidiaries (measured on the last day of each fiscal quarter on a trailing twelve (12) month basis), or (iv) a material adverse effect on the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents, or (iv) a material adverse effect on the validity or priority of, or any impairment to, Agent’s security interests in the Collateral or Agent’s right to enforce any of its rights or remedies with respect to the Obligations (as long as such effect is not caused directly and solely by an action of Agent).

“Material Contracts” means any written contract or agreement to which Parent or any of its Subsidiaries is a party where the aggregate consideration payable to or by Parent or such Subsidiary pursuant to the terms of such contract or agreement, or series of related contracts or agreements, exceeds Twenty Million Dollars ($20,000,000) per year.

“Material Customers” has the meaning given to such term in Section 5.19(c).

“Maturity Date” means, with respect to the Advance, the earlier of (a) March 28, 2029 and (b) the date that is ninety-one (91) days after Payment in Full (as defined in the Subordination Agreement) other than a Payment in Full in connection with a Permitted Refinancing of the obligations under the LSA Documents.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its Subsidiaries makes or is obligated to make contributions, or during the preceding six years has made or been obligated to make contributions, or to which has any liability on account of, including as a result of any ERISA Affiliates.

“Negotiable Collateral” means all letters of credit of which any Loan Party is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Books relating to any of the foregoing.

“Note” means a secured promissory note in favor of a Lender in the form of Exhibit B.

“Notice and Access Agreement” means an agreement between a third-party warehouse, fulfillment center, bailee or similar entity, on the one hand, and Agent on the other, that provides Agent access to the premises containing any Loan Party’s Inventory or other Collateral in a form reasonably satisfactory to Agent (acting at the direction of the Required Lenders) (or, with respect to locations outside of the United States, the local law equivalent).

“Notice of Borrowing” means a notice of borrowing of the Advance pursuant to the terms of this Agreement in substantially the form of Exhibit D.

“Obligations” means all debt, principal, interest, fees, charges, Lender Expenses and other amounts owing by Borrowers or any other Loan Party to Agent or a Lender of any kind and description whether arising under or pursuant to or evidenced by the Loan Documents, and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal and interest due with respect to the Advance, and further including all Lender’s Expenses that Borrowers or any other Loan Party is required to pay or reimburse by the Loan Documents. Notwithstanding the foregoing, Obligations shall not include any obligations of Parent in connection with any Equity Interest of Parent held by Agent or a Lender or their Affiliates or any agreements governing the rights of any of Agent or a Lender or their Affiliates with respect to such Equity Interest.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Obligation, Advance, or Loan Document).

“Patents” means all patents and patent applications, including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Payment in Full” means the payment in full of all Obligations (other than inchoate indemnity obligations which are not the subject of an indemnity claim).

“Pension Plan” means any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 of the Internal Revenue Code or Section 302 of ERISA, and which is or was, within the preceding six years, maintained by Parent or any of its subsidiaries, or to which Parent or any of its Subsidiaries has any liability on account of, including as a result of any ERISA Affiliates.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit G hereto.

“Perfection Requirements” means with respect to the Loan Parties, the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, in each case in favor of Agent and to the extent required by the applicable Loan Documents.

“Permitted Acquisition” means any Acquisition which is conducted in accordance with the following requirements:

(a)
neither of the following have occurred with respect to such Acquisition on or prior to December 27, 2025 (i) any material documents governing such Acquisition have been executed or (ii) such Acquisition or any transactions in connection therewith have been consummated;

(b)
of a business or Person engaged in a line of business reasonably related to that of Parent and its Subsidiaries;
(c)
if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Parent or of a Subsidiary and Parent shall comply, or cause such Subsidiary to comply, with Section 6.10 (as applicable), or (ii) such Person shall be merged with and into a Loan Party or a Subsidiary of a Loan Party (with such Loan Party or such Subsidiary being the surviving entity) and, in the case of merger into a Subsidiary of a Loan Party, Borrower shall cause such Subsidiary to comply with Section 6.10 (as applicable);
(d)
if such Acquisition is structured as the acquisition or in-licensing of assets, such assets shall be acquired by or in-licensed by a Loan Party or a newly-organized wholly-owned Subsidiary (in which event such Subsidiary (other than directors’ qualifying shares and investment by foreign nationals mandated by applicable law) shall comply with Section 6.10 (as applicable)), and shall be free and clear of Liens other than Permitted Liens;
(e)
Parent shall have delivered to Agent not less than ten (10) Business Days prior to the closing date of such Acquisition (or such different period as to which Agent (acting at the direction of Required Lenders) may agree in its sole discretion), notice of such Acquisition together with pro forma projected financial information, copies of all draft material documents relating to such Acquisition, and historical financial statements for such acquired entity, division or line of business (to the extent applicable), in each case in form reasonably satisfactory to Agent (acting at the direction of the Required Lenders) and demonstrating compliance as of such date with the covenants set forth in Section 6.11 of the LSA as in effect on the Closing Date on a pro forma basis (and with respect to the covenant in Section 6.11(b) of the LSA, on a pro forma basis for the most recently ended trailing twelve month period for which financial statements were delivered pursuant to Section 6.3);
(f)
both immediately before and after such Acquisition, no Event of Default shall have occurred and is continuing;
(g)
the board of directors of the Person to be acquired shall not have indicated its opposition to the consummation of such Acquisition (or shall have publicly withdrawn any such opposition);
(h)
all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws;
(i)
to the extent the Acquisition is structured as a stock acquisition, the target of such Acquisition is organized under the laws of and headquartered in either the United States, Malaysia or any other country where a Loan Party is located; and
(j)
the sum of the purchase price of such proposed new Acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by any Loan Party with respect thereto (including (i) the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, (ii) deferred or installment payments, and (iii) “earnouts” or similar contingent payments otherwise permitted under this Agreement), shall not exceed, on an aggregate basis with any other Permitted Acquisition in that calendar year: (i) with respect to cash, Ten Million Dollars ($10,000,000) and (ii) with respect to any Equity Interests of Parent either issued to the seller or issued and sold (and the proceeds thereof to be applied to the purchase price of such Acquisition) ten percent (10%) of the total Equity Interests of Parent outstanding immediately after giving effect to such issuance (such percentage threshold shall apply with respect to any one acquisition and all acquisitions in the aggregate in each fiscal year of Borrower and shall be determined as of the date of each such acquisition and such percentages shall be added together for the determination of the aggregate percentage per fiscal year); provided that, with respect to a sale and issuance of Parent’s Equity Interests, that such sale and issuance has a primary purpose to fund such acquisition, and which sale and issuance is consummated substantially contemporaneously with (and in any event, prior to, but no more than thirty (30) days prior to) the consummation of such Acquisition.

“Permitted Indebtedness” means the following:

(a)
Indebtedness of a Loan Party in favor of Agent or a Lender arising under this Agreement or any other Loan Document;
(b)
Indebtedness existing on the Closing Date and disclosed in the Disclosure Schedules;
(c)
Indebtedness consisting of: (i) accounts receivable financings on terms satisfactory to Agent (acting at the direction of the Required Lenders) in its sole discretion; (ii) Capital Lease Obligations; (iii) Permitted Investments allowed pursuant to clause (f) of the definition of Permitted Investments; and (iv) purchase money obligations for fixed or capital assets within the limitations set forth in clauses (a) and (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment and software financed with such Indebtedness;
(d)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is promptly extinguished;
(e)
Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(f)
Indebtedness that may be deemed to exist in connection with agreements providing for warranty obligations entered into in the ordinary course of business;
(g)
Indebtedness arising from customary cash management services or in connection with any automated clearinghouse transfer of funds in the ordinary course of business;
(h)
Indebtedness arising from customary credit card charges incurred in the ordinary course of business;
(i)
Indebtedness (i) incurred under performance, surety, bid, statutory and appeal bonds, completion guarantees and other similar obligations or (ii) in connection with letters of credit that are at any time outstanding and issued on behalf of a Borrower or any Subsidiary, in the cases of the foregoing clauses (i) and (ii), in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000);
(j)
Subordinated Debt;
(k)
unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(l)
Indebtedness consisting of the financing of insurance premiums;
(m)
Indebtedness constituting a Permitted Investment;
(n)
any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;
(o)
Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrowers or any Subsidiary incurred in the ordinary course of business;
(p)
Contingent Obligations in respect of any Indebtedness otherwise permitted to be incurred by a Loan Party or such Subsidiary hereunder;
(q)
Indebtedness constituting deferred revenue or deposits or prepayments received from its business;

(r)
obligations (contingent or otherwise) of a Loan Party or any Subsidiary existing or arising under any Hedging Agreement; provided, that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risk, and not for purposes of speculation or taking a “market view”;
(s)
Indebtedness incurred pursuant to the LSA Documents;
(t)
other Indebtedness not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) outstanding at any time; and
(u)
extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (a) through (s) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Borrower or its Subsidiary, as the case may be (in each case, a “Permitted Refinancing”).

“Permitted Investment” means:

(a)
Investments existing on the Closing Date disclosed in the Disclosure Schedules;
(b)
Investments constituting cash and Cash Equivalents; provided such cash and Cash Equivalents are in accounts which are subject to a Control Agreement to the extent required by Section 7.11 of this Agreement;
(c)
Investments accepted in connection with Permitted Transfers and guarantees permitted by the definition of Permitted Indebtedness;
(d)
Investments (i) made by any Loan Party to another Loan Party, (ii) by any Subsidiary that is not a Loan Party in any Loan Party or a Subsidiary that is not a Loan Party, (iii) between or among the Loan Parties and their Subsidiaries pursuant to cost-plus agreements, transfer pricing arrangements and/or similar arrangements required by local tax laws (iv) by any Loan Party in any Subsidiary that is not a Loan Party for the necessary current operating expenses or capital expenditures of such Subsidiaries in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate for all such Subsidiaries in any fiscal year;
(e)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(f)
Investments (i) in connection with the buildout of a factory in Malaysia in an amount not to exceed (x) from the Closing Date until December 27, 2025, Fifteen Million Dollars ($15,000,000) and

(y) over the life of this Agreement, Thirty Million Dollars ($30,000,000) and (ii) consisting of the purchase of capital assets in an amount not to exceed Fifteen Million Dollars ($15,000,000) per fiscal year;

(g)
Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(h)
Investments consisting of (i) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Parent or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board or such Subsidiary’s governing body; provided that the loans described this clause (h)(ii) do not exceed One Million Dollars ($1,000,000) in the aggregate outstanding;
(i)
Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (i) shall not apply to Investments of a Borrower in any Subsidiary;

(j)
Investments consisting of repurchases of stock of Parent permitted by Section 7.7;
(k)
Investments consisting of prepaid expenses, security deposits with utilities, landlords and other like persons, in each case, in the ordinary course of business;
(l)
Investments in joint ventures or strategic alliances in the ordinary course of a Borrower’s and its Subsidiaries’ business; provided that any cash Investments by a Borrower or the applicable Subsidiary under this clause (l) in any fiscal year do not exceed Five Hundred Thousand Dollars ($500,000);
(m)
Investments constituting Permitted Acquisitions; and
(n)
other Investments not exceeding Two Million Dollars ($2,000,000) in the aggregate outstanding at any time.

“Permitted Licenses” means (a) non-exclusive licenses and similar arrangements for the use of the property of Parent or its Subsidiaries in the ordinary course of business, (b) discrete exclusive licenses for software models in the ordinary course of business for customers, and (c) licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside the United States, provided, that, with respect to each such license described in clause (c), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, (iii) Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Agent and the Lenders and delivers to Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Parent or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Permitted Liens” means the following:

(a)
(i) Liens existing on the Closing Date and disclosed in the Disclosure Schedules and (ii) Liens arising under this Agreement and the other Loan Documents;
(b)
Liens for taxes, fees, assessments or other governmental charges or levies that are not yet due or delinquent, or that are being contested in good faith; provided that the relevant Loan Party maintains adequate reserves with respect thereto on the Books in conformity with GAAP;
(c)
Liens (i) upon or in any equipment acquired or held by Parent or any of its Subsidiaries to secure the purchase price of such equipment incurred solely for the purpose of financing the equipment not to exceed One Million Dollars ($1,000,000) outstanding at any time, or (ii) existing on such assets at the time of their acquisition, provided that with respect to clauses (i) and (ii), the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such assets; provided further that the same have no priority over Agent’s Lien in the Collateral (other than with respect to such equipment and the proceeds arising from the sale thereof) and do not encumber the Collateral (other than with respect to such equipment and the proceeds arising from the sale thereof);
(d)
Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or Section 8.7;
(e)
Liens in favor of other financial institutions arising in connection with a Loan Party or any Subsidiary’s deposit accounts or securities accounts held at such institutions to secure standard fees for services charged by, but not financing made available by such institutions; provided that Agent, for itself and the benefit of the Lenders has a perfected security interest in the amounts held in such accounts to the extent required by Section 7.11 of this Agreement;
(f)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(g)
Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;
(h)
Liens on deposits securing obligations with suppliers and landlords entered into in the ordinary course of business;
(i)
easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary course of business;
(j)
leases or subleases of real property and leases, subleases, nonexclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business);
(k)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet delinquent or payable or, if due and payable, are unfiled and no other action has been taken to enforce the same, are not overdue by more than fifteen (15) days, or are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(l)
Permitted Licenses and Permitted Transfers;
(m)
Liens incurred in connection with Subordinated Debt or incurred in connection with the incurrence of any Indebtedness incurred pursuant to clause (c)(i) of the definition of “Permitted Indebtedness”;
(n)
Liens on cash and the accounts in which such cash is deposited, in each case securing obligations permitted under clauses (i) and (h) of the definition of “Permitted Indebtedness”;
(o)
Liens to secure workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(p)
Liens securing Indebtedness and other obligations incurred pursuant to the LSA

Documents;

(q)
Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (p) above, provided that (i) any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the proceeds thereof, and (ii) the principal amount and interest rate of the Indebtedness being extended, renewed or refinanced does not increase, and the term (or maturity) for payment does not decrease; and
(r)
additional Liens, so long as (i) the aggregate principal amount of the obligations secured thereby do not exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time and (ii) such Liens attach to specific, and not substantially all of the, assets of any Loan Party.

“Permitted Refinancing” has the meaning given to such term in the definition of “Permitted Indebtedness”.

“Permitted Transfer” has the meaning given to such term in Section 7.2.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any Governmental Authority.

“Post-Closing Schedule” means the post-closing schedule attached at the end of this Agreement.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Prime Rate” means, as to any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent (acting at the direction of Required Lenders)).

“Pro Rata Percentage” means, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate of the Commitments of all Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Recipient” means (a) Agent, (b) any Lender or (c) any assignee of a Lender, as applicable. “Register” has the meaning given to such term in Section 13.1.

“Related Parties” has the meaning given to such term in Section 12.1(c).

“Required Lenders” means Lenders holding a majority in interest of (a) the Commitment or (b) to the extent the Commitment has terminated, the outstanding principal amount of the Advance.

“Responsible Officer” means the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, or General Counsel of Parent.

“Revenue” means, for any Person, revenue received by such Person as determined in accordance with GAAP (consistently applied) from the sale of finished goods, inventory or services, in all cases in the ordinary course of such entity’s business, less returns, credits and sales taxes, computed using the same methodology employed in Current Financial Statements to report Revenue.

“Securities Account” means any “securities account” as defined in the Code.

“Seller LSA Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, by and between LSA Agent, as senior creditor, and Agent, as Subordinated Creditor.

“Software” means all software, which is comprised of computer programs and certain related technical information and documentation, together with any updates, upgrades, error corrections, bug fixes, other modifications thereto and new versions thereof, which is proprietary to a Loan Party and which such Loan Party licenses to customers in the ordinary course of its business.

“Software Materials” has the meaning given to such term in Section 6.18(a).

“Sony Contract” means that certain Foundry Production Agreement, dated as of January 1, 2012, by and among Sony Electronics Inc. (acting through its Component Solutions Business Division), Knowles IPC (M) SDN BHD and Knowles Corporation on behalf of themselves and their affiliate(s), (a) as amended by (i) that certain Amendment One, effective as of November 24, 2015 and (ii) that certain Amendment, by and between Sony Electronics Inc. and Knowles Corporation and its affiliates, dated February 26, 2024 and (b) as consented and assigned pursuant to that certain Consent and Assignment and Assumption Agreement, dated as of September 18, 2024, made and entered into by and among Knowles Corporation, Parent and Sony Electronics Inc.

“SPAC” means a company with no commercial operations that is formed, or has been repurposed, to raise capital through a public offering for the purpose of merging with or acquiring an existing private operating company, whereby upon the consummation of such merger, acquisition or other business combination, the resulting company will become a publicly traded company.

“SPAC Acquisition” means Parent’s acquisition by, or merger or other business combination with, a SPAC, whereby upon the consummation of such acquisition, merger or business combination Parent is a publicly traded company.

“Specified Acquisition” means the acquisition by Parent and/or its Subsidiaries of certain assets of Knowles Corporation, a Delaware corporation, pursuant to that certain Purchase and Sale Agreement dated as of September 18, 2024, by and between Parent and Knowles Corporation (the “Acquisition Agreement”).

“Specified Acquisition Agreement Representations” means the representations and warranties made by, or with respect to, Knowles Corporation in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent Parent has the right (taking into account applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Specified Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of any such representations and warranties.

“Specified Representations” means the representations and warranties of the Loan Parties set forth in the first sentence of Section 5.1 (solely as it relates to the existence of the Loan Parties in their jurisdiction of organization), the first sentence of Section 5.2 (with respect to the entering into, borrowing under, guaranteeing under, and granting of Liens in the Collateral pursuant to, the Loan Documents), Section 5.5, Section 5.10 (solely as of the Closing Date), Section 5.20, and Section 5.21 (in each case of Section 5.20 and Section 5.21, solely with respect to the use of proceeds of the Advance on the Closing Date).

“Specified Taiwan Collateral” means all assets of Syntiant Taiwan that are located outside the United States. For the avoidance of doubt, the Agent shall not take any actions to perfect its security interest in the Specified Taiwan Collateral unless and until it ceases to qualify as an Excluded Subsidiary pursuant to clause (a) of the definition thereof.

“Subordinated Debt” means any Indebtedness (including Convertible Debt) that is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent (acting at the direction of the Required Lenders) whereby a Person subordinates the Indebtedness or other obligations of a Borrower or any other Loan Party to such Person to the Indebtedness of a Borrower or any other Loan Party to Agent and/or the Lenders.

“Subsidiary” means any Person that is an entity of which a majority of the outstanding capital stock, membership interests or other equity interests entitled to vote for the election of directors, managers or the equivalent is owned by Parent directly or indirectly through Subsidiaries including any Subsidiary formed after the date hereof.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any synthetic lease that would appear on a balance sheet of such Person in accordance with GAAP (consistently applied) if such obligations were accounted for as Capital Lease Obligations.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same, and the entire goodwill of the business of a Person connected with and symbolized by such trademarks, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Transfer” has the meaning given to such term in Section 7.2.

“USA FREEDOM Act” means The Uniting and Strengthening America by Fulfilling Rights and Ending Eavesdropping, Dragnet-collection and Online Monitoring (USA FREEDOM ACT) Act of 2015, Public Law 114-23 (June 2, 2015), as may be amended.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as may be amended.

1.2
Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to (a) any other document, instrument or agreement shall include all exhibits, schedules, annexes and other attachments thereto, and (b) any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation, and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. References to this Agreement or any of the other Loan Documents shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time, provided that Borrower may amend the Perfection Certificate and Disclosure Schedules unilaterally only as expressly authorized in Section 5. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, (d) all references to dollars, Dollars or $ shall mean United States Dollars, and (e) all accounting terms used in this Agreement or any other Loan Document (e.g., revenue) shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
2.
Loan and Terms of Payment
2.1
Commitment. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, the Initial Lender agrees to lend to Borrowers, on the Closing Date, the Advance in an aggregate principal amount equal to the Commitment. If prepaid, the principal of the Advance may not be re-borrowed.
2.2
Use of Proceeds; The Advance.
(a)
Use of Proceeds. The proceeds of the Advance shall be used solely to provide cash consideration for the Specified Acquisition and general corporate purposes of the Borrower, in all cases subject to the terms of this Agreement.
(b)
The Advance. The Advance shall be repayable as set forth in Section 2.4. Each Lender and Agent may, and are hereby authorized by Borrowers to, endorse in each Lender’s and Agent’s books and records appropriate notations regarding the Lender’s interest in the Advance; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the Obligations.
2.3
Procedure for Making Advances; Interest.
(a)
Notice. Not less than three (3) Business Days prior to the Closing Date (or such later date as the Initial Lender may agree in its sole discretion), Parent shall submit the Notice of Borrowing to the Initial Lender. The Initial Lender’s obligation hereunder to make the Advance on the Closing Date shall be subject to the satisfaction of the conditions set forth in Section 3.1 and the consummation of the Specified Acquisition and upon the satisfaction thereof, the Initial Lender agrees to make the Advance to Parent.
(b)
Interest Rate. Borrowers shall pay interest to Agent for the benefit of the Lenders on the unpaid principal amount of the Advance from the date of the Advance until the Advance has been paid in full, at a per annum rate of interest equal to the Basic Rate. In addition, Borrowers shall pay interest at the

Basic Rate to Agent for the benefit of the Lenders on any other Obligation from the time when such Obligation is due until such Obligation has been paid in full. All computations of interest pursuant to clause (a) of the definition of “Basic Rate” shall be based on a year of three hundred sixty (360) days for actual days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.
(c)
Disbursement. Subject to the satisfaction of the conditions set forth in Section 3.1, the Advance shall be disbursed by the Initial Lender via wire transfer of funds to one or more accounts designated in writing by Parent in the Notice of Borrowing.
(d)
Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each Lender’s obligation to lend the undisbursed portion of the Commitment (if any) to Borrowers hereunder shall terminate after the funding of the Advance.
2.4
Payment of Interest; Final Payment.
(a)
Interest Payments. Interest on the Advance shall be due and payable to Agent for the benefit of the Lenders in arrears on the first Business Day of each month and continuing on the first Business Day of each month thereafter (each a “Payment Date”) during the term of the Advance commencing on January 2, 2025. Once paid, interest is nonrefundable and shall be deemed earned as of the Payment Date for which such interest payment is due. Agent shall allocate and distribute all interest payments received from Borrowers to the Lenders based on each Lender’s Pro Rata Percentage.
(b)
[Reserved].
(c)
Final Payment. Unless the Advance is prepaid in full prior to the Maturity Date, Borrowers shall pay the entire unpaid principal, accrued and unpaid interest and all unpaid Obligations on the Maturity Date. Agent shall allocate and distribute all such payments received from Borrowers to the Lenders based on each Lender’s Pro Rata Percentage.
2.5
Fees and Expenses. Borrower shall pay to Agent the following:
(a)
[Reserved.]
(b)
[Reserved.]
(c)
[Reserved.]
(d)
Lender Expenses. After the Closing Date, all unreimbursed Lender Expenses shall be due promptly following written demand. Agent shall allocate and disburse such payments to the Person having incurred such Lender Expenses.
(e)
Late Fee. If any payment is not made when due, Borrower shall pay a late fee equal to the lesser of (i) four percent (4.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. Agent shall allocate and distribute all such payments to the Lenders based on each Lender’s Pro Rata Percentage.
2.6
Prepayments.
(a)
Mandatory Prepayment Upon an Acceleration. Subject to the Seller LSA Subordination Agreement, if repayment of the Advance is either automatically or at the election of Agent (acting at the direction of the Required Lenders) pursuant to the terms hereof accelerated following the occurrence and continuance of an Event of Default, then Borrowers shall immediately pay to Agent for the benefit of the Lenders, (i) all accrued and unpaid payments of interest with respect to the Advance due prior to the date of prepayment, (ii) the outstanding principal amount of the Advance, (iii) [reserved], (iv) [reserved], and (v) all other sums, if any, that shall have become due and payable hereunder with respect to the Advance, including all Obligations due hereunder.
(b)
Mandatory Prepayment Upon a Liquidation Event. Subject to the Seller LSA Subordination Agreement, if a Liquidation Event shall occur, then Borrowers shall upon such Liquidation Event pay to Agent for the benefit of the Lenders, (i) all accrued and unpaid payments of interest with respect to the Advance due prior to such Liquidation Event, (ii) the outstanding principal amount of the Advance, (iii) [reserved], (iv) [reserved], and (v) all other sums, if any, that shall have become due and payable hereunder with respect to the Advance, including all Obligations due hereunder.
(c)
Mandatory Prepayment Upon a Sale or Issuance of Equity Interests. In the event that Parent (or any direct or indirect parent thereof) or any of its Subsidiaries sells or issues any Equity Interests in a transaction not resulting in a Liquidation Event (but excluding any (i) non-cash sales or non-cash issuances of Equity Interests (not constituting Disqualified Stock) not prohibited hereunder, (ii) sales or issuances of Equity Interests (not constituting Disqualified Stock) on a cashless basis in connection with employee or director equity plans not prohibited hereunder, (iii) conversions of any Convertible Debt into Equity Interests pursuant to the terms of such Convertible Debt or otherwise in exchange thereof, (iv) sales or issuances of Equity Interests from any Subsidiary to Parent or another Subsidiary of Parent or (v) dividends paid solely in Equity Interests of Parent) at any time or from time to time from and after the Closing Date (but, for purposes of clarity, not including any sale or issuance of Equity Interests on or prior to the Closing Date in connection with the Specified Acquisition or any Capital Proceeds) until and including the day immediately prior to the date that is six (6) months following the Closing Date, then Parent shall immediately prepay (or cause to be prepaid) an aggregate principal amount of the Advance, including all accrued and unpaid payments of interest with respect to the Advance being prepaid due up to and including the date of prepayment, equal to 100% of the proceeds received therefrom (net of customary and reasonable fees, costs and expenses incurred in connection with such sale or issuance).
(d)
Voluntary Prepayment. Borrowers may voluntarily prepay all, or a portion, of the Advance at any time; provided that, each of the following conditions is satisfied: Borrowers pay to Agent for the benefit of the Lenders, (i) all accrued and unpaid payments of interest with respect to the Advance being prepaid due up to and including the date of prepayment, (ii) the outstanding principal amount of the Advance being prepaid, (iii) [reserved], (iv) [reserved], (v) to the extent the aggregate outstanding principal amount of the Advance is being voluntarily prepaid in full, all other sums, if any, that shall have become due and payable hereunder with respect to the Advance, including all Obligations due hereunder and (vi) such payment is otherwise made in accordance with the terms and conditions of the Seller LSA Subordination Agreement.
2.7
Other Payment Terms.
(a)
Place and Manner. All payments due hereunder, whether such payments are on account of the Advance, Lender Expenses fees or other payments due, to be made in lawful money of the United States, in same day or immediately available funds to an account designated by Agent or to Agent’s address.
(b)
Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
(c)
Default Rate. If an Event of Default has occurred and is continuing, at Agent’s election Agent (acting at the direction of the Required Lenders), Borrowers shall pay interest on the Obligations from the date of such Event of Default until such Event of Default is cured, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of three hundred sixty (360) days for actual days elapsed.

(d)
Payments Free from Taxes. All payments by or on account of any obligation of Borrowers hereunder shall be made free and clear of, and without deduction for, any Taxes, unless required by applicable law. If any Taxes, other than Excluded Taxes (“Indemnified Taxes”), shall be deducted (as required by law or otherwise, in each case, as determined in the good faith discretion of Borrowers) from, or in respect of, any such payments (including any consent or similar fees), (i) the sum payable by Borrowers shall be increased as necessary so that after making all deductions (including deductions on account of taxes that are applicable to additional sums payable under this Section 2.7(d)), a Lender or its assignee receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws. Within thirty (30) days after the date of any payment of amounts deducted to the appropriate taxing authority (or, if receipts or evidence are not available within thirty (30) days, as soon as reasonably possible thereafter), Borrowers shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or such other written proof of payment thereof that is reasonably satisfactory to Agent (acting at the direction of the Required Lenders). If Borrowers fail to pay any Indemnified Taxes when due to the appropriate taxing authority, Borrowers shall indemnify Agent and the Lenders (and any assignee) for any such Indemnified Taxes that may become payable by such person (or such person’s beneficial owners) arising out of such failure.
(e)
Crediting Payments. Unless otherwise approved by Agent (acting at the direction of the Required Lenders), all payments to be made by Borrowers under any of the Loan Documents shall be made by same day wire transfer to Agent for the benefit of the Lenders in accordance with the wire transfer instructions as provided in writing by Agent, as may be updated in writing from time to time by Agent. Unless otherwise determined by Agent (acting at the direction of the Required Lenders), all payments received from Borrowers shall be applied first to any outstanding fees and/or Lender Expenses, then to accrued and unpaid interest, then to principal. Any wire transfer or payment received by Agent after 12:00 p.m. Pacific Time may be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8
[Reserved.]
2.9
Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Obligations remain outstanding (other than inchoate indemnity obligations). Notwithstanding termination, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding (other than inchoate indemnity obligations) and upon Payment in Full of all Obligations, Agent’s Lien on the Collateral shall terminate automatically.
3.
Conditions of Closing and Advance
3.1
Conditions Precedent to Initial Funding. The obligation of the Initial Lender to make the Advance is subject to the condition precedent that Agent shall have received or that the Initial Lender shall have waived in writing the requirement to receive such item, all of the following:
(a)
Subject to the final paragraph of this Section 3.1, from each Loan Party thereto, a counterpart signed by such Loan Party of this Agreement, a Note for the Initial Lender (to the extent requested), the Perfection Certificate, and a Notice of Borrowing;
(b)
Subject to the final paragraph of this Section 3.1, a duly executed officer’s certificate of each Loan Party containing the following documents: (i) current certificate of incorporation (or equivalent document), (ii) bylaws, (iii) resolutions authorizing the Loan Documents, (iv) a good standing certificate from each party’s state of formation and (v) incumbency and representative signatures;
(c)
A duly executed solvency certificate from a Responsible Officer of Parent in the form attached as Exhibit J;

(d)
[Reserved];
(e)
[Reserved];
(f)
A duly executed payoff letter in form and substance satisfactory to the Initial Lender from Silicon Valley Bank, a division of First Citizens Bank & Trust Company contemplating the payoff of certain Indebtedness incurred pursuant to that certain Loan and Security Agreement, dated as of February 23, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Parent, Pilot, Inc. and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company;
(g)
[Reserved];
(h)
The Specified Acquisition shall have been consummated, or substantially simultaneously with the initial funding of the Advance hereunder, shall be consummated, in accordance with the terms of the Acquisition Agreement; provided that if each condition to closing set forth in Article VII of the Acquisition Agreement would be satisfied but for, solely, Parent’s failure to raise Capital Proceeds sufficient to fund $40,000,000 on the Closing Date (after giving effect to the Specified Acquisition) to the balance sheets(s) of Parent (and any parent company thereof) and its Subsidiaries, taken together, and Parent otherwise is able to fund such payment on the Closing Date in a minimum aggregate amount of not less than $25,000,000, then this condition to closing shall be deemed to be satisfied for purposes of this clause (h);
(i)
No later than five (5) Business Days prior to the Closing Date, all documentation and other information about any Loan Party that shall have been reasonably requested by Agent or the Initial Lender at least ten (10) Business Days prior to the Closing Date, which documentation or other information Agent or the Initial Lender has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;
(j)
No later than five (5) Business Days prior to the Closing Date, if Parent qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a Beneficial Ownership Certification to the extent requested at least 10 business days prior to the Closing Date by Agent. “Beneficial Ownership Certification” means a certification regarding individual beneficial ownership to the extent expressly required by 31 C.F.R. §1010.230;
(k)
[Reserved];
(l)
Subject to the final paragraph of this Section 3.1, a legal opinion from Borrowers’ counsel regarding the authority of Borrowers to enter into the Loan Documents and the enforceability of the Loan Documents and other customary matters;
(m)
Subject to the final paragraph of this Section 3.1, each document and instrument (including any UCC financing statement) required by any Loan Document or under any applicable law (but limited to actions described in the Perfection Requirements) to be executed, filed, registered, recorded or delivered in order to create and perfect in favor of Agent a Lien on the Collateral as of the Closing Date;
(n)
The (i) Specified Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of Closing Date Material Adverse Effect for purposes of any such representations or warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto);

(o)
[Reserved];
(p)
Prior to or substantially concurrently with the funding of the Advance hereunder, Parent shall have received, pursuant to the Capital Proceeds, an amount equal to at least $45,000,000 or such lesser amount as the Initial Lender may agree to in its sole discretion; and
(q)
Prior to or substantially concurrently with the funding of the Advance hereunder, the Indebtedness contemplated by the LSA shall have been funded in an aggregate amount not less than $50,000,000 or such lesser amount as the Initial Lender may agree to in its sole discretion.

Notwithstanding the foregoing, the Loan Documents or any other agreement or undertaking concerning this Agreement, the Specified Acquisition or any matters contemplated hereby or thereby to the contrary, the terms of the Loan Documents and any closing deliverables shall be in a form that does not impair the availability or funding of the Advance on the Closing Date if the conditions set forth in clauses (e) through (k), and (n) through (q) above are satisfied or waived by Agent and to the extent that any Collateral (including the creation or perfection of any security interest thereon) is not or cannot be provided and/or perfected on the Closing Date (other than (i) by the execution and delivery of this Agreement by each Loan Party and (ii) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the UCC), in each case after Parent’s use of commercially reasonably efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest shall not constitute a condition precedent to the occurrence of the Closing Date or the availability or initial funding of the Advance on the Closing Date, but may instead be delivered or perfected within the time period set forth in Section 6.22 (or such later date as Agent (acting at the direction of the Required Lenders) may reasonably agree).

3.2
[Reserved.]
4.
Creation of Security Interest
4.1
Grant of Security Interest. To secure prompt repayment of any and all Obligations and prompt performance by each Loan Party of each of its covenants and duties under the Loan Documents, each Loan Party grants Agent, for itself and as agent for the Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Except as set forth in the Disclosure Schedules or the Post-Closing Schedule, and subject only to Permitted Liens and the filings, recordings and/or other perfection actions required under the Loan Documents, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. This Agreement is intended by the parties to be a security agreement for purposes of the Code.
4.2
Duration of Security Interest. Agent’s security interest in the Collateral shall continue until the payment in full in cash and the satisfaction of all Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination), whereupon such security interest shall terminate and Agent shall, at the Loan Parties’ sole cost and expense, promptly execute such further documents and take such further actions as may be necessary to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.
4.3
Possession of Collateral. So long as no Event of Default has occurred and is continuing, the Loan Parties shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Agent for perfection of its security interest therein, and subject to the provisions of the Seller LSA Subordination Agreement) and shall be entitled to manage, operate and use the same and each part thereof with all the rights and franchises appertaining thereto; provided, however, that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.
4.4
Delivery of Additional Documentation Required. Each Loan Party shall from time to time execute and deliver to Agent, subject to the provisions of the Seller LSA Subordination Agreement, for the benefit of the Lenders, at the request of Agent, all Negotiable Collateral (having a value in excess of One Hundred Thousand Dollars ($100,000) in the aggregate) and other documents that Agent may reasonably request, in a form satisfactory to Agent (acting at the direction of the Required Lenders), to perfect and continue the perfection of Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. For the avoidance of doubt, if any Loan Party acquires a Commercial Tort Claim having a value in excess of One Hundred Thousand Dollars ($100,000), such Loan Party shall notify Agent in the then-next Compliance Certificate of the general details thereof and upon Agent’s request, such Loan Party shall promptly, but in no event more than three (3) Business Days after such request, agree to an amendment to the definition of Collateral in Exhibit A hereto to include such Commercial Tort Claim, such amendment to be in form and substance as required by Agent.
4.5
Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior written notice, from time to time during a Loan Party’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify such Loan Party’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
5.
Representations and Warranties

Each Loan Party represents, warrants and covenants to Agent and the Lenders as follows, which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the providing of the Advance pursuant hereto:

5.1.
Due Organization and Qualification. Such Loan Party and each of its Subsidiaries is duly organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization and is qualified and licensed to do business and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on the Loan Parties’ business. In connection with this Agreement, the Loan Parties have delivered to Agent a completed Perfection Certificate. Each Loan Party represents and warrants to Agent and the Lenders that (i) such Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) such Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth the Loan Parties’ organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth the Loan Parties’ place of business, or, if more than one, its chief executive office as well as each such Loan Party’s mailing address (if different than its chief executive office); (v) no Loan Party (and each of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to the Loan Parties and their Subsidiaries is accurate and complete in all material respects (it being understood and agreed that the Loan Parties may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and the Perfection Certificate shall be deemed to be updated to the extent such notice is provided to Agent of such permitted update).
5.2.
Authority. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision of the any Loan Party’s certificate of incorporation or equivalent formation document. No Loan Party is in default under any Material Contract to which it is a party or by which it is bound and the execution and delivery by the Loan Parties of the Loan Documents will not cause a breach of any Material Contract to which any Loan Party is a party or by which it is bound.
5.3.
Subsidiaries. Parent has no Subsidiaries other than as disclosed in Section 3.a of the Perfection Certificate, as may be amended. Except as disclosed in Section 3.a of the Perfection Certificate, as may be amended, none of the ownership interests in each Subsidiary is evidenced by a physical certificate, and any of the ownership interests evidenced by a physical certificate shall, subject to Section 6.22 and the Seller LSA Subordination Agreement, be delivered to Agent. Each Subsidiary is duly formed and validly existing under the laws of its respective jurisdiction.

5.4.
Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which a Loan Party is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will (a) conflict with or result in a breach of any material law or any material regulation, order, writ, injunction or decree of any court or governmental instrumentality, or (b) result in the creation or imposition of any Lien other than Permitted Liens.
5.5.
Enforceability. The Loan Documents have been duly executed and delivered by each Borrower and/or any Loan Party that is a party thereto, and constitute legal, valid and binding obligations of such Borrower or such Loan Party, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
5.6.
No Prior Encumbrances. The Loan Parties have good and marketable title to the Collateral, free and clear of Liens, except for the first priority Lien held by Agent and except for other Permitted Liens. The Loan Parties have all right to dispose of the Collateral free and clear of all Liens except for Permitted Liens.
5.7.
Name; Location of Chief Executive Office, Principal Place of Business and Collateral. As of the Closing Date and each date that a Compliance Certificate is to be delivered, (a) in the most recent five (5) years, the Loan Parties have not done business under any name other than that specified on the signature page hereof or as disclosed on the Perfection Certificate, as may be amended, (b) the chief executive office, principal place of business, and the locations where any Loan Party maintains its records concerning the Collateral are presently located at the address(es) set forth in the Perfection Certificate, as may be amended, (c) the tangible property included in the Collateral is presently located at the address(es) set forth in the Perfection Certificate, as may be amended, and (d) the Perfection Certificate is accurate and complete in all material respects. Except as disclosed in Section 4.e of the Perfection Certificate, as may be amended, no Collateral is in the possession of a bailee or any third party.
5.8.
Litigation; Governmental Action. Except as set forth in Section 10 of the Perfection Certificate (as may be amended), there are (i) no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Parent or any of its Subsidiaries involving more than, individually, Five Hundred Thousand Dollars ($500,000), (ii) fines, penalties or other sanctions by any Governmental Authority involving more than, individually, Five Hundred Thousand Dollars ($500,000), or (iii) claims for injunctive or equitable relief. Except as set forth in Section 10 of the Perfection Certificate, there is no action or proceeding pending by or against Parent or any of its Subsidiaries where Loan Party or any Subsidiary has incurred in excess of Five Hundred Thousand Dollars ($500,000) in legal expenses, including without limitation, attorneys’ fees, for which Borrower has not been reimbursed by third party insurance (i.e., not self-insurance) within sixty (60) days of Borrower’s written request for reimbursement.
5.9.
Financial Statements. All consolidated financial statements related to Parent and its Subsidiaries fairly present in all material respects Parent’s consolidated financial condition as of the date thereof and consolidated results of operations for the period then ended. On the Closing Date, there has not been a material adverse change in the financial condition of Parent and its Subsidiaries (for the purposes of clarity, prior to the Specified Acquisition) since the date of the most recent of such financial statements and submitted to Agent and the Lenders and attached to this Agreement (the “Current Financial Statements”).
5.10.
Solvency. After giving effect to the Specified Acquisition, the Advance made hereunder, the receipt of the Capital Proceeds and the loans contemplated by the LSA, Parent and its Subsidiaries taken as a whole are not Insolvent.
5.11.
Taxes. Each Loan Party and each Subsidiary has filed or caused to be filed all Tax returns required to be filed, and has timely paid, or has made adequate provision for the payment of, all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, other than payments of Taxes (including any associated interest, penalties, and fees thereon) in an outstanding aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) or except to the extent such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. The Loan Parties are unaware of any claims or adjustments proposed for any of a Loan Party’s or any Subsidiary’s prior tax years which could result in additional Taxes in excess of One Million Dollars ($1,000,000) becoming due and payable. Each Loan Party and each Subsidiary has paid all amounts necessary, if any, to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither any Loan Party nor any Subsidiary has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Loan Party or any Subsidiary in excess of One Million Dollars ($1,000,000), including any such liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.12.
Consents and Approvals. No approval, authorization or consent of any trustee or holder of any Indebtedness of any Loan Party or of any other Person under any material agreement, contract, lease or license or similar document or instrument to which Loan Party or any Subsidiary is a party or by which a Loan Party or any Subsidiary is bound, is required to be obtained by such Loan Party in order to make or consummate the transactions contemplated under the Loan Documents, except those that have already been obtained. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by any Loan Party in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.
5.13.
Intellectual Property. Each Loan Party and each Subsidiary is the sole owner of all Intellectual Property owned by such Loan Party or Subsidiary. Section 5 of the Perfection Certificate, as may be amended, lists all of such Loan Party’s and each Subsidiary’s registered Intellectual Property. No Intellectual Property material to a Loan Party’s business is owned by any Subsidiary that is not a Loan Party. Except as set forth in the Disclosure Schedules, (a) each of the Copyrights, Trademarks and Patents (excluding, in each case, applications) owned by a Loan Party or any Subsidiary that is material to its business is valid and enforceable, (b) no part of the Copyrights, Trademarks and Patents owned by a Loan Party or any Subsidiary that is material to its business has been judged invalid or unenforceable, in whole or in part, and (c) in the past two (2) years, no written claim has been made to a Loan Party or any Subsidiary that any Intellectual Property owned by such Loan Party or Subsidiary that has any material value to such Loan Party’s business violates or infringes the rights of any third party, and (d) no Loan Party and no Subsidiary is a party to, or bound by, any inbound license or other agreement that, other than through customary anti-assignment provisions, restricts the grant of a security interest in such Loan Party’s or such Subsidiary’s rights in such license or agreement or any other Intellectual Property. Each Loan Party has valid license agreements or other rights for the use of Intellectual Property rights of third parties known to such Loan Party to be necessary to the conduct of such Loan Party’s business.
5.14.
Deposit/Security Accounts. All of the Loan Parties’ Deposit Accounts and Securities Accounts are listed on the Disclosure Schedules, as may be amended, or as otherwise disclosed to Agent. Subject to Section 6.22, each of such accounts is subject to a Control Agreement in favor of Agent unless otherwise permitted by Section 7.11.
5.15.
Environmental Condition. None of such Loan Party’s or any Subsidiary’s material properties or assets has ever been used by such Loan Party or any Subsidiary or, to the Loan Parties’ knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in material compliance with applicable law; to such Loan Party’s knowledge, none of such Loan Party’s material properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any material Revenue or to any material real or personal property owned by a Loan Party or any Subsidiary; and no Loan Party nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any material action or omission by such Loan Party or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.16.
Government Consents. Each Loan Party has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of such Loan Party’s business as currently conducted.
5.17.
Full Disclosure. No representation, warranty or other statement made by any Loan Party in any Loan Document, certificate or written statement furnished to Agent or any Lender, taken together with all such certificates, Loan Documents and written statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Loan Documents, certificates or statements not misleading, it being recognized by Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
5.18.
Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, spoilage, or non-conformance, except for Inventory for which adequate reserves have been made.
5.19.
Material Contracts; Material Customers.
(a)
As of the Closing Date, the Loan Parties have delivered to Agent true and correct copies of all Material Contracts (or, with respect to oral contracts or agreements, written descriptions of the material terms thereof).
(b)
If any Material Contract is entered into after the Closing Date, Borrower will provide a copy of such Material Contract with the next scheduled Compliance Certificate to be delivered pursuant to Section 6.4 and will identify it as such in the Compliance Certificate. Borrower shall also amend the Perfection Certificate and Disclosure Schedules to include such Material Contract. No Loan Party is in default under any Material Contract to which it is a party or by which it is bound and the execution and delivery by the Loan Parties of the Loan Documents will not cause a breach of any Material Contract to which any Loan Party is a party or by which it is bound.
(c)
As of the date hereof, the customers of the Parent and its Subsidiaries for whom Parent and/or its Subsidiaries issued aggregate annual invoices exceeding Twenty Million Dollars ($20,000,000) during the fiscal year ended December 31, 2023, and during the fiscal year to date (each, a “Material Customer,” it being understood that the defined term “Material Customer” is meant to be the end customer, and not the vendors and subcontractors which Parent and/or its Subsidiaries may actually invoice) are listed in the Disclosure Schedules. All Material Customers continue to be customers of the Parent or any Subsidiary thereof, as the case may be, except as disclosed to Agent in the then-next Compliance Certificate due; provided, however, that Agent and the Lenders acknowledge and agree that the representation contained in this sentence is qualified in its entirety by the fact that the Loan Parties’ business and the business of its Material Customers are cyclical and subject to market events and, as such, the level of a Material Customer’s business with the Loan Parties vary in the ordinary course of business. Except as disclosed to Agent in the then-next Compliance Certificate after the occurrence of such event, no Material Customer has terminated its relationship with the Parent or any Subsidiary thereof, as the case may be, or, to the knowledge of such Loan Party or such Subsidiary, has threatened in writing to do so. Except as disclosed to Agent in the then-next Compliance Certificate after the occurrence of such event, no Loan Party nor any Subsidiary thereof is involved in any material claim or dispute with any Material Customer. Neither any Loan Party nor any Subsidiary thereof is involved in any claim or dispute with any of its other customers that could reasonably be expected to have a Material Adverse Effect.
5.20.
Sanctioned Persons. None of Parent or any of its Subsidiaries, and to Borrowers’ knowledge, any of their respective directors, officers, agents, employees or controlled Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). Borrowers will not directly or indirectly use the proceeds of the Advance or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

5.21.
Foreign Assets Control Regulations, Etc.
(a)
Neither the borrowing of the Advance by Borrowers hereunder nor its use thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), (iv) the USA PATRIOT ACT, or (v) the USA FREEDOM ACT. No part of the Advance will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(b)
No Loan Party nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.
(c)
Each Loan Party and any Subsidiary and their Affiliates are in compliance, in all material respects, with the USA PATRIOT ACT and the USA FREEDOM ACT.
5.22.
[Reserved.]
5.23.
[Reserved.]
5.24.
Other Permitted Amendments to Perfection Certificate and Disclosure Schedules. In addition to those provisions in the Perfection Certificate which Borrower is permitted to amend as expressly set forth in this Section 5, Borrower may also amend the following provisions of the Perfection Certificate: Sections 1, 3, 4, 5, 8 (provided that this section may only be so amended to delete items therefrom or to add Liens which fall within, and meet the requirements of, the definition of Permitted Liens), 9 (provided that this section may only be amended to add, and not to delete, Material Contracts (except for those Material Contracts that have terminated in accordance with their terms)), 10, 12, 13, 15, and 16. Borrower may also amend the following provisions of the Disclosure Schedules: Permitted Liens (provided that this Disclosure Schedule may only be amended to delete items therefrom or to add Liens which fall within, and meet the requirements of, the definition of Permitted Liens), Material Customers (provided that this Disclosure Schedule may only be amended in accordance with Section 5.19(c)), and Loan Parties’ Accounts. All such amendments to the Perfection Certificate or Disclosure Schedules may be made without Agent’s or the Lenders’ consent, and shall be made by delivery of an amended Perfection Certificate or Disclosure Schedule (together with, in each case, a copy marked to show changes from the previous version) by email to Agent (it being understood that such amendments or disclosures are to be delivered with the then-next Compliance Certificate due).
6.
Affirmative Covenants

Each Loan Party covenants and agrees that until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash, each Loan Party shall do all of the following:

6.1.
Good Standing. Each Loan Party shall maintain its corporate existence and good standing in its jurisdiction of formation and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2.
Government Compliance. Each Loan Party and each Subsidiary shall comply with all applicable federal and state statutes, laws, ordinances and government rules and regulations to which it or its operations is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3.
Financial Statements, Reports, Certificates. Borrower shall deliver the following to Agent by email to the address specified pursuant to Section 11, and Agent and the Lenders shall be entitled to rely on the information contained therein: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month commencing with the calendar month ending December, 2024 (extended to 60 days for the first six (6) reporting periods after the Closing Date), Parent’s unaudited consolidated financial statements including a cash flow statement, income statement and balance sheet for the period reported, and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Parent’s fiscal year (extended to 180 days for the fiscal year ending December 31, 2024), audited consolidated financial statements of Parent in accordance with GAAP, consistently applied, together with an unqualified opinion (provided such opinion may be subject to a “going concern” qualification) on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent (it being agreed that Moss Adams LLP is acceptable to Agent); (c) as soon as available, but in any event within forty-five (45) days after the end of Parent’s fiscal year, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a quarterly format, as approved by the Board (the “Approved Budget”); (d) upon Agent’s request, copies (or limited on line viewing access) of each Loan Party’s and Subsidiary’s bank or brokerage statements delivered monthly within fifteen (15) days after the end of each calendar month reflecting the prior month of activity, from all institutions, whether or not in the U.S., where any Loan Party or any Subsidiary maintains deposit or securities accounts; (e) copies of all statements, reports and notices sent or made available generally by any Loan Party to its security holders when made available to its security holders; (f) [reserved]; (g) promptly upon receipt of written notice thereof, a report of any legal actions pending or threatened against Loan Party or any Subsidiary, fines, penalties or other sanctions by any Governmental Authority, in each case that could reasonably be expected to result in damages to Loan Party or any Subsidiary exceeding Five Hundred Thousand Dollars ($500,000), or claims for injunctive or equitable relief; (h) promptly on receipt, all final valuation reports relating to Parent, including without limitation all such valuation reports intended to comply with Section 409A of the Internal Revenue Code, and (i) other financial information as Agent may reasonably request from time to time promptly after such request. Borrower shall provide Agent with a copy of any Board approved changes to any Approved Budget within five (5) Business Days of such approval.
6.4.
Certificates of Compliance; Perfection Certificate Updates. Each time financial statements are required to be furnished pursuant to Section 6.3(a) above, there shall be delivered to Agent a certificate signed by a Responsible Officer (each a “Compliance Certificate”) in the form attached hereto as Exhibit F certifying that as of the end of the reporting period for such financial statements, each Loan Party was in compliance with all of the terms and conditions of the Loan Documents. Accompanying each Compliance Certificate shall be: (a) an aged listings of accounts receivable and accounts payable (by invoice date), and (b) a capitalization table for Parent, including the name of each holder of Parent’s preferred Equity Interests, the number of Equity Interests held by (or reserved for) such holder, and all other Equity Interests reserved for issuance that have not been reserved for a specific Person. If any information contained in the Perfection Certificate or Disclosure Schedules changes after the Closing Date and if that information relates to a subsection of Section 5 which specifically allows for information in the Perfection Certificate and/or Disclosure Schedules to be updated after the Closing Date, Parent shall update such information in an amended Perfection Certificate and/or Disclosure Schedule (if applicable), to be delivered with the then-next Compliance Certificate due. Parent shall deliver the Compliance Certificate and updated Perfection Certificate and/or Disclosure Schedules (if any) by email to the address specified pursuant to Section 11, and Agent and the Lenders shall be entitled to rely on the information contained therein.
6.5.
Notice of Defaults. As soon as possible, and in any event within three (3) Business Days after the discovery of a Default or an Event of Default, notify Agent of the facts relating to or giving rise to such Default or Event of Default and the action which the Loan Parties propose to take with respect thereto. Parent shall deliver such notice to Agent by email to the address specified pursuant to Section 11, and Agent and the Lenders shall be entitled to rely on the information contained therein.
6.6.
Taxes. Each Loan Party shall make, and cause each Subsidiary to make, due and timely payment or deposit of all Taxes required of it by law or imposed upon any properties belonging to it; provided that such Loan Party or such Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is adequately reserved against by such Loan Party or such Subsidiary or to the extent the amount owed is less than One Hundred Thousand Dollars ($100,000).

6.7.
Maintenance. Each Borrower, at its expense, shall maintain the Collateral in good condition, normal wear and tear and casualty and condemnation excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral, regardless of the cause, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
6.8.
Insurance.
(a)
Each Loan Party shall maintain, at its sole cost and expense, with financially sound and reputable insurance companies not affiliates of any Loan Party, insurance with respect to the Collateral, its and its Subsidiaries’ properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Agent (acting at the direction of the Required Lenders).
(b)
All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Agent (acting at the direction of the Required Lenders), showing Agent for itself and the benefit of the Lenders as an additional loss payee thereof, and all liability insurance policies shall show Agent for itself and the benefit of the Lenders as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Agent before canceling its policy for any reason (except for nonpayment, which shall be ten (10) days prior notice). The Loan Parties shall promptly deliver to Agent its current copy of such policies of insurance, evidence of the payments of all premiums therefor (upon Agent’s request) and insurance certificates and related endorsements thereto, it being understood that any time there is a change or renewal of insurance, it is the Loan Parties’ obligation to promptly deliver such materials to Agent.
(c)
Each Loan Party shall bear the risk of the Collateral being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Authority for any reason whatsoever at any time. Proceeds payable under any insurance policy shall, at Agent’s option (subject to the Seller LSA Subordination Agreement), be payable to Agent on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy up to Five Million Dollars ($5,000,000) toward the replacement or repair of destroyed or damaged property.
6.9.
Intellectual Property Rights.
(a)
Each Loan Party shall protect, defend and maintain the validity and enforceability of all Intellectual Property owned by such Loan Party that is material to its business; promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of such Intellectual Property; not suffer any material claim of infringement with respect to such Intellectual Property that could reasonably be expected to have a Material Adverse Effect unless such claim is dismissed within thirty days from initiation thereof or Loan Parties have demonstrated to Agent’s satisfaction that such proceedings are without merit and adequate reserves have been taken; and not allow any such Intellectual Property to be abandoned, forfeited or dedicated to the public without Agent’s written consent.
(b)
Concurrently with the delivery of each Compliance Certificate for the months ending March 31, June 30, September 30 and December 31 pursuant to Section 6.4, each Loan Party shall give Agent written notice of: (i) any registration or filing of any Trademark, Copyright or Patent by Loan Party or any Subsidiary including the date of such registration or filing, the registration or filing numbers, and the location of such registration or filing; and a general description of such registration or filing; (ii) any material change to any Loan Party’s or any Subsidiary’s material Intellectual Property, but excluding changes to source code, operating manuals and the like made in the ordinary course of business, and (iii) such Loan Party’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of any Intellectual Property owned by such Loan Party that has any material value to such Loan Party’s business.

(c)
Agent may audit any Loan Party’s Intellectual Property to confirm compliance with this Section on at least ten (10) Business Days prior written notice to such Loan Party (unless an Event of Default has occurred and is continuing); provided (i) such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing, (ii) such audit shall take place during regular business hours, and (iii) Agent shall use reasonable efforts to prevent any disruption to such Loan Party’s business as a result of such audit. Agent shall have the right, but not the obligation, to take, at Loan Party’s sole expense, any actions that a Loan Party is required under this Section to take but which such Loan Party fails to take, after thirty (30) days’ notice to such Loan Party. Such Loan Party shall reimburse Agent for all reasonable, out-of-pocket Lender Expenses incurred in the exercise of its rights under the previous sentence.
6.10.
Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Section 7.6 hereof, within thirty (30) days of the date that any Loan Party forms or acquires any direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary), such Loan Party shall (a) cause such new Subsidiary to provide to Agent a Joinder Agreement, together with such other applicable Loan Documents in connection therewith, all in form and substance reasonably satisfactory to Agent (acting at the direction of the Required Lenders) (including being sufficient to grant Agent, for itself and for the benefit of the Lenders, a first priority Lien (subject only to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) cause such new Subsidiary to cause each financial institution or bank holding any Deposit Accounts or Securities Accounts in the name of such new Subsidiary to execute and deliver Control Agreements to the extent such Control Agreements would be required pursuant to Section 7.11, (c) ensure that such Subsidiary would be in compliance with any provisions hereof affecting a Loan Party (including without limitation those provisions of Section 7 hereof), (d) subject to the Seller LSA Subordination Agreement, provide to Agent appropriate certificates, powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (to the extent the same constitutes Collateral), in form and substance reasonably satisfactory to Agent (acting at the direction of the Required Lenders), and (e) provide to Agent all other documentation in form and substance reasonably satisfactory to Agent (acting at the direction of the Required Lenders) that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, including all documentation and other information which Agent may reasonably request with respect to any new Subsidiary that signs and delivers a Joinder Agreement in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, an IRS Form W-9 or other applicable tax forms.
6.11.
[Reserved.]
6.12.
Further Assurances. At any time and from time to time, each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.
6.13.
[Reserved.]
6.14.
[Reserved.]
6.15.
Inventory, Returns. Borrower shall keep all Inventory in all material respects of good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with GAAP, consistently applied, or with the usual customary practices of Borrower. Borrower shall promptly notify Agent of all returns and recoveries and of all disputes and claims (other than distributor rotation rights), where the return, recovery, dispute or claim involves more than One Million Dollars ($1,000,000).
6.16.
Delivery of Third-Party Agreements.
(a)
Within sixty (60) days following the Closing Date or where applicable, the date of the relevant Joinder Agreement, each Loan Party shall make commercially reasonable efforts to obtain and deliver to Agent a Landlord Subordination and Access Agreement, in form and substance reasonably satisfactory to Agent (acting at the direction of the Required Lenders), with respect to a Loan Party’s headquarters, primary operating location, or any other location in the United States or Malaysia leased by a

Loan Party where Collateral with an aggregate fair market value in excess of One Million Dollars ($1,000,000) is stored or otherwise located. In addition, in the event that a Loan Party shall enter into a new lease with respect a Loan Party’s headquarters, primary operating location, or any other location in the United States or Malaysia where Collateral with an aggregate fair market value in excess of One Million Dollars ($1,000,000) is stored or otherwise located after Closing Date, then such Loan Party shall, within sixty (60) days following the execution of such lease, make commercially reasonably efforts to obtain and deliver to Agent a Landlord Subordination and Access Agreement with respect to such new lease, in form and substance reasonably satisfactory to Agent (acting at the direction of the Required Lenders).
(b)
Within sixty (60) days following Agent’s written request, Borrower shall make commercially reasonably efforts to obtain and deliver to Agent a Notice and Access Agreement in form and substance reasonably satisfactory to Agent (acting at the direction of the Required Lenders), for any location that contains or any Person that holds, in the United States or Malaysia, Borrower’s Inventory in an aggregate value in excess of One Million Dollars ($1,000,000).
6.17.
Inspection Rights. Each Loan Party shall permit any representative that Agent or the Lenders authorize, including attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of such Loan Party at reasonable times and upon reasonable notice during normal business hours; provided that such inspections shall occur no more than once per year if no Event of Default has occurred or is continuing. In addition, any such representative shall have the right to meet with management and officers of such Loan Party to discuss such books of account and records upon reasonable notice.
6.18.
Software Code Information Access.
(a)
Each Loan Party acknowledges that Agent and the Lenders, in connection with the enforcement of any remedies under the Loan Documents, must be ensured access to the Software (including all enhancements, modifications and upgrades to the Software provided to Loan Parties’ customers from time to time) source code, including all relevant commentary, explanations and other documentation, as well as instructions to compile such source code (collectively, “Software Materials”), to assist Agent and the Lenders in the exercise or enforcement of remedies upon the occurrence of any Event of Default. Accordingly, each Loan Party hereby agrees to provide Agent and the Lenders with complete and accurate copies of all Software Materials, when requested by Agent in writing, within thirty (30) Business Days after any such request is made by Agent, provided, that, at the time of such request, Agent reasonably believes that an Event of Default has occurred and is continuing. Prior to the occurrence of an Event of Default, each Loan Party hereby agrees to provide an auditor mutually agreed in writing by the parties with complete and accurate copies of all Software Materials, when requested by Agent in writing, within thirty (30) Business Days after any such request is made by Agent, provided, that, (i) such request may be made not more than once per calendar year; and (ii) such auditor is subject to confidentiality obligations at least as protective to the Loan Parties as those set out in Section 13.12. Such copies of Software Materials may be made available to Agent and the Lenders or such auditor, as applicable, through a secure website or similar service that is reasonably acceptable to Agent and the Loan Parties. Each Loan Party shall bear the costs of preparing and making available to Agent and the Lenders or the auditor, as applicable, all of the Software Materials.
(b)
Agent and the Lenders, severally and not jointly, agree to maintain the confidentiality of any and all Software Materials provided as required by provisions of Section 13.12.
(c)
In consideration of Agent and each Lender entering into this Agreement, the Advance and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and provided, that, neither Agent nor any of the Lenders (x) is or has been in breach of its obligations under Section 6.18(b); or (y) is infringing, misappropriating or violating or has infringed, misappropriated or violated the Software Materials, Borrower, for itself, its Subsidiaries, directors, shareholders, successors and assigns (the “Borrower Parties”), hereby irrevocably (i) waives, releases and discharges Agent and each Lender, together with their its participants, successors and assign, and its agents, attorneys, representatives, affiliates, officers and directors (collectively, the “Lender Parties”), from any and all claims, suits, actions, causes of action, contracts, controversies, costs, fees, expenses, judgments, damages, equitable, legal and administrative relief, interests, demands and rights of any kind or nature whatsoever, known or unknown, previously or now existing, arising out of, in connection with, as a result of, or in any way related to the Software Materials and Agent’s and the Lender’s access to the Software Materials under this Agreement (collectively, a “Claim”); and (ii) agrees that it and the Borrower Parties shall forever refrain and forbear from commencing, instituting, or prosecuting any lawsuit, action, or other proceeding, whether judicial, administrative, or otherwise, or otherwise attempting to collect or enforce, any such released Claim and agrees to indemnify, defend (jointly and severally and with counsel reasonably satisfactory to Agent), and hold harmless each of the Lender Parties against any and all loss, liability, claim, or expense, including attorneys’ fees and expenses, that any of the Lender Parties may incur or has incurred as a result of any breach of this provision by Borrower or any Loan Party.
6.19.
[Reserved.]
6.20.
Privacy and Data Security. The Loan Parties and their Subsidiaries shall, at all times, remain in compliance in all material respects with all applicable United States and international privacy and data security laws and regulations including GDPR.
6.21.
Deposit Accounts/Securities Accounts. Prior to opening any Deposit Account or Securities Account after the Closing Date, each Loan Party shall first notify Agent, with respect to any such accounts that are required to be subject to a Control Agreement pursuant to Section 7.11, and not deposit any funds or securities into such account until such account is subject to a Control Agreement in favor of Agent to the extent required pursuant to Section 7.11, whereupon, Parent shall update the Disclosure Schedules to include such new account in the then-next Compliance Certificate.
6.22.
Post-Closing Matters / Post-Closing Schedule. Each Loan Party agrees to complete, or cause all of the items, matters and documents set forth in the Post-Closing Schedule to be completed, executed and delivered (as applicable) not later than the dates and times set forth in the Post-Closing Schedule (with such dates and times to be extended by Agent (acting at the direction of the Required Lenders) in its sole discretion).
7.
Negative Covenants

Each Loan Party covenants and agrees that until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash, no Loan Party will do any of the following:

7.1.
Chief Executive Office; Location of Collateral. During the continuance of this Agreement, change the state of formation, chief executive office or principal place of business or remove or cause to be removed, except in the ordinary course of business (which for the avoidance of doubt includes the movement of Inventory and equipment), the Collateral or the records concerning the Collateral from the premises listed in the Perfection Certificate without twenty (20) days prior written notice to Agent, provided that any such removal may not be to a location outside of the United States or Malaysia (or any other location where Agent has a perfected security interest) without Agent’s prior written consent.
7.2.
Extraordinary Transactions and Disposal of Assets.
(a)
Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Inventory in the ordinary course of business (including with respect to consignment arrangements with respect to such Inventory); (ii) Permitted Licenses; (iii) Transfers of surplus, worn-out or obsolete equipment; (iv) Transfers between or among Loan Parties, or between or among non-Loan Parties, (v) Transfers from a non-Loan Party to a Loan Party, (vi) Transfers consisting of Permitted Liens and Permitted Investments, (vii) the issuance, transfer or sale of stock of Parent not in violation of this Agreement (including, for the avoidance of doubt, in connection with any Convertible Debt), (viii) uses of cash and Cash Equivalents not prohibited under this Agreement, (ix) Transfers consisting of the abandonment, cancellation, non-renewal, discontinuance of use or maintenance of, forfeiture or dedication to the public of any Intellectual Property to Borrowers’ business with no material value, (x) as a result of any involuntary loss, damage or destruction of property to the extent the applicable Loan Part(y)(ies) comply with Section 6.8(c), (xi) Transfers consisting of any transaction permitted by Section 7.3 or Section 7.7, or (xii) other assets of Parent or its Subsidiaries that do not in the aggregate exceed One Million Dollars ($1,000,000) in any fiscal year (collectively, the “Permitted Transfers”).
(b)
Enter into any agreement, or series of related agreements, outside the ordinary course of its business, that as of date of such entry would require the direct or indirect payments (excluding inchoate indemnity obligations) to any Person in excess of One Million Dollars ($1,000,000) per fiscal year without advance written (which can be email form) consent from Agent or permit any of its Subsidiaries to do the same.
7.3.
Restructure. No Loan Party shall: (i) without providing not less than ten (10) days advance written notice to Agent (or such shorter period in Agent’s (acting at the direction of the Required Lenders) sole discretion), change such Loan Party’s name or jurisdiction of formation, (ii) suspend operation of Loan Party’s business, (iii) engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Parent and its Subsidiaries, and any business substantially similar or related thereto; (iv) [reserved]; (v) without Agent’s prior written consent, such consent not to be conditioned or delayed, change the date on which its fiscal year ends; (vi) permit any Subsidiary to liquidate or dissolve (other than the liquidation or dissolution of Subsidiaries (x) that are not Loan Parties or (y) whose assets are transferred to Borrower or another Loan Party at the time of such liquidation or dissolution); or (vii) permit any Subsidiary to enter into any transaction or series of related transactions in which the stockholders of a Loan Party or such Subsidiary, as applicable, who were not stockholders immediately prior to the first such transaction own more than fifty percent (50%) of the voting Equity Interests of such Loan Party, or such Subsidiary, as applicable, immediately after giving effect to such transaction or related series of such transactions (other than in connection with a Permitted Acquisition). No Loan Party that is a limited liability company shall enter into any plan of division or otherwise divide all or any portion of any limited liability company which is a Loan Party pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision applicable to limited liability companies not domiciled in Delaware.
7.4.
Liens/Negative Pledge. Create, incur, assume or suffer to exist any Lien with respect to any of any Loan Party’s or any Subsidiary’s property, including Intellectual Property and Inventory held at warehouse or fulfilment centers, or assign or otherwise convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, or enter into any agreement with any Person other than Agent for the benefit of the Lenders that prohibits a Loan Party from granting a security interest in, or otherwise encumbering, any of its property, or permit any Subsidiary to do so, except for restrictions in agreements that: (a) are customary restrictions and conditions contained in any agreement relating to any Transfer permitted by Section 7.2 pending the consummation of such Transfer; provided that such restrictions and conditions apply only to the property that is the subject of such Transfer and not to the proceeds to be received in connection with such Transfer; (b) are restrictions on Liens in favor of any holder of Indebtedness permitted under clause (c) of “Permitted Indebtedness” (solely to the extent such restriction relates to assets the acquisition, construction, repair, replacement, lease or improvement of which was financed by such Indebtedness); (c) are restrictions on Liens in favor of Indebtedness permitted under clause (s) of “Permitted Indebtedness”; (d) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto; (e) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest; and (f) are customary anti-assignment provisions of any license entered into in the ordinary course of business.
7.5.
Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.
7.6.
Investments. Make any Investment other than a Permitted Investment in any Person without Agent’s prior written consent.
7.7.
Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests of a Loan Party, or permit any of its Subsidiaries to do so, except that (a) each Loan Party may repurchase the capital stock of former employees, officers, directors or other service providers pursuant to repurchase agreements (i) if the Board or governing body of such Loan Party or such Subsidiary has approved such repurchase, (ii) if applicable, by the cancellation of Indebtedness owed by such former employees, officers, directors or other service providers to a Loan Party regardless of whether an Event of

Default exists, and (iii) in an amount not to exceed Five Hundred Thousand Dollars ($500,000) per fiscal year, (b) Subsidiaries may pay dividends or make any other distribution or payment to a Loan Party (either directly or indirectly), (c) each Loan Party may convert any of its Convertible Debt into other securities pursuant to the terms of such Convertible Debt or otherwise in exchange thereof, (d) each Loan Party may make de minimis payments of cash in lieu of the issuance of fractional Equity Interests, (e) payments or distributions made in connection with the satisfaction of indemnity and other similar obligations, in each case pursuant to or in connection with the Specified Acquisition, and (f) each Loan Party may pay dividends solely in Equity Interests of Parent.
7.8.
Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party after the Closing Date except for (i) ordinary course compensatory transactions and agreements (including employment agreements and benefit plans) with officers and directors, (ii) transactions that are in the ordinary course of a Loan Party’s business, on terms no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (iii) transactions between or among Parent and its Subsidiaries, (iv) the sale of Equity Interests, (v) the incurrence of Indebtedness pursuant to the LSA Documents and/or Subordinated Debt or equity financings with Parent’s investors, as permitted hereunder, (vi) distributions permitted under Section 7.7, (vii) equity investments in Parent or its Subsidiaries, (viii) transactions required under the Acquisition Agreement, and (ix) other transactions approved by Agent in writing.
7.9.
Stock Certificates. For any Subsidiary for which a Loan Party’s ownership interest is not evidenced by a certificate, such Loan Party shall not allow such Subsidiary to certificate such ownership interest without Agent’s prior written consent, which consent in the case of Equity Interests in a Foreign Subsidiary may be conditioned upon requiring the applicable Loan Party to execute and deliver a Collateral Pledge Agreement satisfactory to Agent (acting at the direction of the Required Lenders).
7.10.
Compliance. Become an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of the Advance for that purpose; except as could not be reasonably expected to have a Material Adverse Effect, fail to meet the minimum funding requirements of ERISA with respect to any Pension Plan or permit a Reportable Event (within the meaning of Section 4043(c) of ERISA) or a Prohibited Transaction (as such term is defined in Section 4975 of the Internal Revenue Code) to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other similar law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect or permit any of its Subsidiaries to do so.
7.11.
Deposit Accounts. Subject to Section 6.22, maintain any Deposit Accounts or Securities Accounts except accounts respecting which Agent has obtained a Control Agreement. The provisions of the previous sentence shall not apply to (a) Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Loan Parties’ employees and identified to Agent by Parent as such, provided that the aggregate balance of all such payroll accounts shall not exceed the amount of all payroll payments required to be made in the two (2) months (and such additional amounts as may be required by any applicable law or financial institution with respect to such account), (b) zero balance accounts, (c) with Agent’s consent, accounts outside of the United States, (d) Deposit Accounts exclusively used to maintain cash collateral subject to a Permitted Lien (collectively, the “Excluded Accounts”). The Loan Parties shall not be required to provide Control Agreements for the Excluded Accounts.
7.12.
Prepayments of Indebtedness.
(a)
Voluntarily prepay, redeem, defease, repurchase, retire, extinguish or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than with respect to the KET Loan Agreement, to which the provisions of this 7.12(a) shall not apply), except (a) any Permitted Refinancing in respect thereof or (b) the prepayment, redemption, defeasance, repurchase, retirement, extinguishment, or other satisfaction prior to the scheduled maturity thereof of any Indebtedness permitted under clause (a), clause (b), clause (c)(ii), clause (c)(iv), clause (d), clause (e), clause (f), clause (g), clause (h), clause (i), clause (k), clause (l), clause (m), clause (n), clause (o), clause (p) (but solely in respect of Indebtedness under clause (a), clause (b), clause (c)(ii), clause (c)(iv), clause (d), clause (e), clause (f), clause (g), clause (h), clause (i), clause (k), clause (l), clause (m), clause (n), clause (o), clause (q), clause

(r) or clause (s) of the definition of Permitted Indebtedness), clause (q), clause (r), or clause (s) of the definition of Permitted Indebtedness.
(b)
Solely with respect to the KET Loan Agreement, repay, prepay, redeem, defease, repurchase, retire, extinguish or otherwise satisfy in any manner any principal amount thereunder, except any Permitted Refinancing thereof (for the avoidance of doubt, interest payments to be made pursuant to the terms of the KET Loan Agreement shall not violate the provisions of this Section 7.12(b)).
7.13.
Modifications of Certain Documents. Amend, modify, alter, or change any of the terms or provisions of the LSA Documents, except as permitted by the Seller LSA Subordination Agreement and, to the extent such amendment, modification, alteration, or change is or will be more favorable to the LSA Lenders thereunder than to the Lenders under this Agreement, then, except as provided in Section 17 of the Seller LSA Subordination Agreement, this Agreement and the applicable Loan Documents, as applicable, shall be deemed amended and modified in an equivalent manner such that Agent and/or the Lenders shall automatically receive the benefit of such more favorable terms or provisions without the consent of or action by the LSA Agent, LSA Lenders or Loan Parties (it being understood that at the request of the Agent, the Lenders or any Loan Party, the Agent, the Lenders and the Loan Parties shall, and, for the avoidance of doubt, each of the Agent, the Lenders and the Loan Parties agrees to, enter into an amendment to this Agreement and/or the relevant Loan Documents to reflect the foregoing).
8.
Events of Default

Any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1.
Payment Default. If Borrower or any Loan Party fails to pay, when due, any of the Obligations required under the terms of the Loan Documents.
8.2.
Certain Covenant Defaults. If any Loan Party fails to perform any obligation under Section 6.3, Section 6.4, Section 6.5, Section 6.8 and Section 6.9(a) or violates any of the covenants contained in Section 7 of this Agreement.
8.3.
Other Covenant Defaults. If Borrower or any Loan Party fails or neglects to perform or observe any other material term, provision, condition, or covenant, or if any representation or warranty made by a Loan Party becomes untrue in any material respect when made or deemed made, in each case contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrowers or any other Loan Party and Agent or the Lenders and as to any default under such other term, provision, condition, covenant, representation or warranty that can be cured, has failed to cure such default within ten (10) Business Days after Borrowers receive notice thereof or any Responsible Officer of Borrowers become aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrowers be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in Section 8.2 above.
8.4.
Material Adverse Effect. If a Material Adverse Effect occurs.
8.5.
Attachment. If any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Loan Party or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Loan Party’s or any Subsidiary’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Loan Party’s or such Subsidiary’s assets by the United States

Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Loan Party or its Subsidiary.
8.6.
Other Agreements. If there is (a) a default under any agreement to which a Loan Party or a Subsidiary is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to demand payment of or accelerate the maturity of any Indebtedness in excess of Five Million Dollars ($5,000,000) (it being agreed by the parties hereto that any obligations of Knowles Corporation to Sony Electronics Inc. pursuant to the Settlement Agreement (as defined in the Sony Contract) is an obligation of Knowles Corporation and not an obligation of any Loan Party and not a trigger under this Section 8.6) or (b) a Cross-Acceleration Event.
8.7.
Judgments. If there is entry of a judgment or judgments against a Loan Party or any Subsidiary and the same shall remain undischarged for a period of ten (10) days during which execution shall not be effectively stayed, for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier and it being agreed by the parties hereto that any obligations of Knowles Corporation to Sony Electronics Inc. pursuant to the Settlement Agreement (as defined in the Sony Contract) is an obligation of Knowles Corporation and not an obligation of any Loan Party and not a trigger under this Section 8.7).
8.8.
[Reserved.]
8.9.
Misrepresentations. If any material misrepresentation or material misstatement exists now, when made or when deemed made in any written warranty, representation, statement, certificate, or report made to Agent or any Lender by a Loan Party, any Subsidiary or any Responsible Officer of Loan Party or any Subsidiary.
8.10.
Enforceability. If any Loan Document shall in any material respect cease to be, or a Loan Party asserts that any Loan Document is not a legal, valid and binding obligation of a Borrower or any other Loan Party that is a party thereto, enforceable in accordance with its terms except for the termination of such Loan Document pursuant to its terms. If any Subordination Agreement relating to Subordinated Debt shall in any material respect cease to be a legal, valid and binding obligation, or the holder of any Subordinated Debt challenges the legality, validity or binding nature of the Subordination Agreement to which such Subordinated Debt relates except for the termination of such Subordination Agreement pursuant to its terms.
8.11.
Involuntary Bankruptcy. If any Insolvency Proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of a Loan Party or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of a Loan Party or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.
8.12.
Voluntary Bankruptcy or Insolvency. If a Loan Party or any Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of a Loan Party or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing.
8.13.
Insolvency. If Parent and its Subsidiaries taken as a whole, becomes Insolvent.
9.
Agent and Lenders’ Rights and Remedies
9.1
Rights and Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the rights, options, duties and remedies of a secured party as permitted by, and in accordance with, applicable law and, in addition to and without limitation of the foregoing, Agent may (and not any Lender without Agent’s written consent), at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by each Loan Party:
(a)
Declare all Obligations, whether evidenced by this Agreement, or by any of the other Loan Documents, including the outstanding principal amount of, and accrued interest on, the Advance, immediately due and payable and terminate the Commitment (provided that upon the occurrence of an Event of Default described in Section 8.1, 8.11 or 8.12 all Obligations shall become immediately due and payable and the Commitment shall terminate without any action by Agent);
(b)
Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Each Loan Party agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Each Loan Party authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith; with respect to any of a Loan Party’s owned premises, such Loan Party hereby grants Agent, subject to any rights of third parties, a license to enter into possession of such premises and to occupy the same, without charge in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;
(c)
Set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of such Loan Party;
(d)
Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use or sublicense the use of, without charge, a Loan Party’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, selling any Collateral and allowing for any resale of such Collateral, and, otherwise, in connection with Agent’s exercise of its rights under this Section 9.1. Each Loan Party’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;
(e)
Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreement providing control of any Collateral:
(f)
Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including a Loan Party’s premises) as Agent determines are commercially reasonable;
(g)
Agent may credit bid and purchase at any public sale;
(h)
demand and receive possession of the Books; and
(i)
exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by such Loan Party.

9.2
Waiver by Loan Parties. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, each Loan Party covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension of law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the Property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of such Loan Party acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Agent, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.
9.3
Effect of Sale. Subject to applicable law, any sale, whether under any power of sale hereby given under this Article 9 or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of a Loan Party in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against such Loan Party, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through a Loan Party, its successors or assigns. The timing of any foreclosure sale of Collateral shall be deemed reasonable provided that Agent gives at least ten (10) days advance notice of the initial date set for such foreclosure sale.
9.4
Power of Attorney in Respect of the Collateral. Each Loan Party does hereby irrevocably appoint Agent (which appointment is coupled with an interest) effective only on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of such Loan Party with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were such Loan Party itself, (b) to receive payment of and to endorse the name of such Loan Party to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Agent’s discretion (acting at the direction of the Required Lenders) to file any claim or take any other action or proceedings, either in its own name or in the name of such Loan Party or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, or (e) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral.
9.5
Lender Expenses. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities as required under the terms of this Agreement, then Agent (or a Lender with Agent’s consent) may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves as Agent or such Lender, as applicable, deems necessary to protect Agent and Lenders from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Agent or such Lender, as applicable, deems prudent. Any amounts paid or deposited by Agent or such Lender, as applicable, shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent or such Lender shall not constitute an agreement by Agent or any Lender to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.
9.6
Remedies Cumulative. Agent’s and each Lender’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Agent and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity, provided however, that the Lenders must first obtain Agent’s written consent before exercising any such rights and remedies. No exercise by Agent or the Lenders (to the extent authorized by Agent) of one right or remedy shall be deemed an election, and no waiver by Agent, for itself or on behalf of the Lenders, of any Event of Default on a Loan Party’s part shall be deemed a continuing waiver. No delay by Agent or the Lenders shall constitute a waiver, election, or acquiescence by such party.
9.7
Reinstatement of Rights. If Agent (or a Lender with Agent’s written consent) shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and the Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.
9.8
Share Collateral. Each Loan Party recognizes that Agent may be unable to effect a public sale of any or all the Collateral comprising shares of a Loan Party’s Subsidiaries (the “Shares”), by reason of certain prohibitions contained in federal securities laws and any other applicable securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof or other applicable restrictions. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent or any other holder of the Shares shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state or foreign securities laws.
10.
Waivers; Indemnification
10.1
Demand; Protest. Except as otherwise provided in this Agreement, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and any other notices relating to the Obligations or Agent’s and/or Lenders’ rights and remedies hereunder.
10.2
Liability for Collateral. So long as Agent complies with its obligations, if any, under Section 9207 of the Code, neither Agent nor any Lender in any way or manner shall be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Loan Parties.
10.3
Indemnification.
(a)
General Indemnity. Borrowers shall pay, indemnify, and hold Agent and each Lender, and each of their officers, directors, employees, partners, agents, counsel and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lender Expenses and reasonable and documented attorney’s fees) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Advance or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that no Borrower shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from solely the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of Section 2.7(d), this Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)
Defense. At the election of Agent, each Borrower shall defend such Indemnified Persons in connection with the Indemnified Liabilities, using a single legal counsel satisfactory to Agent (acting at the direction of the Required Lenders) (and, in the event of a conflict of interest acknowledged by such legal counsel between the Indemnified Persons, additional legal counsel), at the sole cost and expense of Borrowers. All indemnity amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.
11.
Notices
11.1
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which shall be sent by e-mail) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by e-mail to Loan Parties, to Agent or to the Lenders, as the case may be, at their respective addresses set forth below:

If to Loan Parties:	Syntiant Corp.
7555 Irvine Center Dr, Suite 200
Irvine, CA 92618
Attn: General Counsel
Email: [***]

If to Agent:	Knowles Corporation
1151 Maplewood Drive
Itasca, IL 60143
Attn: Robert Perna, Senior Vice President,
General Counsel & Secretary
Email: [***]
With a copy,	Sidley Austin LLP

not constituting notice, to:	2021 McKinney Avenue
Suite 2000
Dallas, Texas 75201
Attn: Angela Fontana
Email: [***]

If to Initial Lender:	Knowles Corporation
1151 Maplewood Drive
Itasca, IL 60143
Attn: Robert Perna, Senior Vice President, General Counsel & Secretary
Email: [***]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.
AGENT PROVISIONS
12.1
Appointment and Authorization.
(a)
Each Lender hereby irrevocably appoints Agent to act on its behalf as the administrative agent and collateral agent under the Loan Documents, and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms of any of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Should any Lender obtain possession or control of any such Collateral, such Lender shall be deemed to hold such Collateral for the benefit of Agent and each other Lender, shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent.
(b)
Each Lender hereby authorizes Agent, on behalf of and for the benefit of Lender, to enter into any of the Loan Documents as secured party, and as Agent for and representative of Lender thereunder, and each Lender agrees to be bound by the terms of each such document; provided that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Loan Document), in the case of each of clauses (i) and (ii) without the prior consent of Required Lenders (or, if required pursuant to Section 13.4, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a Transfer of assets permitted by this Agreement or to which Required Lenders have otherwise consented, (b) release any party from a Joinder Agreement if all of the Equity Interests of such party are transferred to any Person (other than an Affiliate of a Loan Party) pursuant to a Transfer permitted hereunder or to which Required Lenders have otherwise consented, or (c) subordinate the Liens of Agent, on behalf of the Lenders, to any Permitted Liens or (d) release all Liens in accordance with Section 2.4. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Loan Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Agent for the benefit of the Lenders and Agent in accordance with the terms thereof, and (2) in the event of a foreclosure by either on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. Without limiting the generality of the foregoing, Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to (i) the Collateral and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents, (ii) the Seller LSA Subordination Agreement and (iii) any other Subordination Agreement with respect to any junior or Subordinated Debt.
(c)
Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and their (and their Affiliate’s) respective partners, directors, officers, employees, agents and advisors (“Related Parties”). The exculpatory provisions of Section 12.3 shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent and shall apply to their respective activities as Agent hereunder, including without limitation, Sections 9.5 and 10.3.
12.2
Agent in Individual Capacity; Lender as Agent. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. The exculpatory provisions contained in this Section 12 shall not relieve a Person acting as Agent from its obligations as a Lender to the extent that such Agent is also a Lender.

12.3
Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, Agent shall not:
(a)
be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(b)
have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)
except as expressly set forth in the Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to the any Loan Party or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

Agent shall (i) provide the Lenders a copy of material written information its receives from a Loan Party promptly on receipt, it being understood that Agent anticipates that there will be a significant amount of email correspondence, much of which will not be material and therefore will not be relayed to the Lenders, and (ii) endeavor to keep the Lenders generally apprised of important non-written information any Loan Party communicates to Agent.

12.4
Limitation of Liability.
(a)
Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.
(b)
Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered under any of the Loan Documents, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any of the Loan Documents, (iv) the validity, enforceability, effectiveness or genuineness of any of the Loan Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in the Loan Documents, other than to confirm receipt of items expressly required to be delivered to Agent.
(c)
Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of emails, cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of any of the Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent under any of the Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by the Loan Documents at the request or direction of any Lender unless Agent shall have been provided by such Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction, and then, only to the extent that such Lender has the right under the applicable Loan Document to direct Agent to act.

12.5
Exculpation. Each Lender acknowledges that neither Agent nor any other Lender has made any representation or warranty to it, and that no act by any Agent or other Lender hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or such Lender to any other Lender as to any matter, including whether there has been disclosure of material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.
12.6
Indemnification. The Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.6 shall survive the payment of the Obligations.
12.7
Successor Agents. Agent may resign upon twenty (20) days’ notice to the Lenders and Borrower. If Agent shall resign in its capacity under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Agent in its capacity, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Lender. If no applicable successor agent has accepted appointment as such Agent in its capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.
12.8
Agents Generally. Except as expressly set forth herein, Agent shall not have any duties or responsibilities hereunder in its capacity as such.
13.
General Provisions
13.1
Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Loan Party without Agent’s prior written consent, which consent may be granted or withheld in Agent’s (acting at the direction of the Required Lenders) sole discretion. Each Lender shall have the right without the consent of and without written notice to any Loan Party to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in the Lender’s rights and benefits hereunder and under any Loan Document to any Person; provided that any sale, transfer or participation of a Lender’s interest in any Loan Document to any Person other than an Affiliate of Lender shall require Agent’s prior written consent, and in each case be subject to the Seller LSA Subordination Agreement. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, no Lender shall assign its interest in any Loan Document to any Person who in the reasonable estimation of such Lender is (a) a direct competitor of Borrowers, whether as an operating company or direct or indirect parent with voting control over such operating company or (b) a vulture fund or distressed debt fund. Agent, acting solely for his purpose as an agent of the Borrower shall maintain a copy of each assignment and assumption, sale, transfer negotiation or participation document delivered to it and a register for the recordation of the names and addresses of the Lenders and participants from time to time, and the Commitments of, and principal amounts of (and stated interest on) the Advance owing to the Lenders pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Advance is intended to be in “registered form” pursuant to Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the Internal Revenue Code, and the Register shall be maintained in accordance with such intention.
13.2
Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.3
Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.4
Entire Agreement; Construction; Amendments and Waivers.
(a)
This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement between the Loan Parties, Agent and the Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof, including that certain term sheet dated April 9, 2024 issued by SCI to Borrower.
(b)
This Agreement is the result of negotiations between and has been reviewed by each of the Loan Parties, Agent and the Lenders as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Agent or any Lender as a result of such provision having been written by such party. Each Loan Party, Agent and the Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish the Loan Parties’, Agent’s or the Lenders’ actual intentions.
(c)
Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Agent, the Required Lenders and the Loan Parties, provided however, that the Loan Parties may amend the Perfection Certificate and the Disclosure Schedules without the consent of Agent or the Required Lenders only as provided in Section 5. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 13.4 shall be binding upon Agent, the Lenders and on Borrowers.
13.5
Reliance. All covenants, agreements, representations and warranties made herein by any Loan Party shall, notwithstanding any investigation by Agent and the Lenders, be deemed to be material to and to have been relied upon by Agent and the Lenders.

13.6
No Set-Offs by Borrower. All Obligations payable by any Loan Party pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.
13.7
Execution and Signatures; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any other Loan Document, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of photocopy, scan by e-mail delivery of a “.pdf” format data file, or any electronic signature valid under the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001, et. seq such as DocuSign shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of signature delivered or provided in that manner as a defense to the formation of a contract and each party hereto forever waives any such defense.
13.8
Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect until the Obligations have been paid in full in cash (other than inchoate indemnity obligations). The obligation of Borrowers to indemnify each Indemnified Person with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against an Indemnified Person have run. Further 13.9, and 13.12 shall survive the termination of the Commitment or this Agreement as will any other provision which by its terms extend beyond the payment in full in cash of the Obligations (other than inchoate indemnity obligations).
13.9
[Reserved.]
13.10
Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrowers and the Lenders with written notice of such correction and allows Borrowers and the Lenders at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent, the Required Lenders and Borrowers.
13.11
Relationship of Parties. Borrowers, Agent and the Lenders acknowledge, understand and agree that the relationship between the Borrowers, on the one hand, and Agent and the Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender. Neither Agent nor the Lenders shall under any circumstances be construed to be a partner or joint venturer of Borrowers or any of its Affiliates; nor shall Agent or any Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or any of its Affiliates, or to owe any fiduciary duty to Borrowers or any of its Affiliates. Agent and the Lenders do not undertake or assume any responsibility or duty to Borrowers or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrowers or any of its Affiliates of any matter in connection with its or their Property, any Collateral or the operations of Borrowers or any of its Affiliates. Borrowers and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Agent or the Lenders in connection with such matters is solely for the protection of Agent and the Lenders, and neither Borrowers nor any Affiliate is entitled to rely thereon.
13.12
Confidentiality. Neither Agent, the Lenders nor any of their respective employees, agents or representatives shall disclose to any third party any Confidential Information that any Loan Party or any Affiliate of a Loan Party discloses to it pursuant to the Loan Documents, except that Agent and the Lenders (i) may disclose Confidential Information to a third party to the extent required by law, subpoena, civil investigative demand, interrogatories or similar legal process, upon giving Borrowers reasonable advance notice of such disclosure if allowed pursuant to applicable law to permit Borrowers to seek a protective order or otherwise prevent such disclosure, (ii) may disclose Confidential Information to a potential assignee or transferee of or participant in the Loan Documents; provided that the potential assignee, transferee or participant agrees to be bound by substantially similar confidentiality obligations as Agent and Lenders under this Section 13.12, (iii) may disclose Confidential Information to their legal counsel, accountants and other professional advisors provided they are bound by law or contract by the substantially similar confidentiality obligations as Agent or Lender as set forth in this Section, (iv) may disclose Confidential Information to regulatory authorities having jurisdiction over Agent or Lender or any assignee, transferee or participant, and (v) may disclose Confidential Information in connection with the exercise of its rights and remedies during the continuance of an Event of Default, to the extent Agent or Lenders reasonably deems necessary. For purposes hereof, “Confidential Information” is information that a Loan Party or an Affiliate of a Loan Party discloses to Agent or Lenders pursuant to the Loan Documents that is not information which (i) becomes generally available to the public, other than as a result of disclosure by Agent or Lenders, (ii) was available on a non-confidential basis prior to its disclosure to Agent or Lenders by a Loan Party or such Affiliate, as applicable, (iii) becomes available to Agent or any Lender on a non-confidential basis from a source other the a Loan Party or such Affiliate, as applicable; provided that neither Agent nor any Lender have actual knowledge that such third party is prohibited from disclosing such information, or (iv) is independently developed by Agent or any Lender without reference to confidential information provided by a Loan Party or an Affiliate of a Loan Party.
13.13
Patriot Act/Freedom Act. Agent and the Lenders hereby notify Parent and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act and USA FREEDOM Act, they are required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow them to identify the Loan Parties in accordance with the USA PATRIOT Act and the USA FREEDOM Act.
13.14
Governing Law. California law governs this Agreement without regard to principles of conflicts of law. Each Loan Party, Agent and the Lenders submit to the exclusive jurisdiction of the State and Federal courts in the County of San Mateo, California; provided, however, that (a)(i) the interpretation of the definition of “Closing Date Material Adverse Effect” and the determination of whether a Closing Date Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof, Parent has a right to termination the obligations under the Acquisition Agreement or decline to consummate the Specified Acquisition, and (iii) the determination of whether the Specified Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, any claim or dispute arising out of any such interpretation or determination or any aspect thereof, shall in each case be governed by, and construed in accordance with, the laws of the State which govern the Acquisition Agreement as applied to the Acquisition Agreement and (b) nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
13.15
Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND THE LENDERS WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION UNDER THIS AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
13.16
Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of San Mateo County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Mateo County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through

645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Mateo, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.
13.17
Scope of Authority. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
13.18
IRS Form W-8 and W-9. Each Lender and each assignee or participant of any Lender shall provide to Borrower a valid and properly executed applicable Internal Revenue Service Form W-8 or W-9, either (i) in the case of a Lender, prior to the effective date of this Agreement or (ii) in the case of any assignee or participant of a Lender, prior to the date on which such assignment occurs or participation is granted.
13.19
Japanese Parallel Debt owed to Agent.
(a)
Each Borrower and each Guarantor hereby irrevocably and unconditionally undertakes to pay to Agent as creditor in its own right and not as a representative of the Lenders an amount equal to the amount due and payable by that Borrower, or Guarantor, as the case may be, in respect of each Obligation payable by that Borrower or Guarantor (the “Japanese Corresponding Obligation”) as and when such Japanese Corresponding Obligation falls due. Each payment undertaking of the Borrower or Guarantor corresponding to each Japanese Corresponding Obligation under this clause (a) is to be referred to as its “Japanese Parallel Debt”.
(b)
Each Japanese Parallel Debt of the Borrower and Guarantor will be payable in the currency or currencies of its Japanese Corresponding Obligation and will become due and payable as and when and to the extent its Japanese Corresponding Obligation becomes due and payable.
(c)
Each of the parties to this Agreement hereby acknowledges that:
(i)
each Japanese Parallel Debt constitutes an undertaking, obligation and liability to Agent which is separate and independent from, and without prejudice to, its Japanese Corresponding Obligation of the relevant Borrower or Guarantor;
(ii)
each Japanese Parallel Debt represents Agent’s own separate and independent claim to receive payment of the Japanese Parallel Debt from the relevant Borrower or Guarantor; and
(iii)
it being understood that (x) each Japanese Parallel Debt of the Borrower or Guarantor shall be decreased to the extent that its Japanese Corresponding Obligation has been irrevocably paid, or (in the case of guarantee obligations) discharged; (y) each Japanese Corresponding Obligation of the Borrower or Guarantor shall be decreased to the extent that its Japanese Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged and (z) the amount which may become payable by the Borrower or Guarantor as each Japanese Parallel Debt shall at all times be equal to the amount of its Japanese Corresponding Obligation.

Accordingly, payment or discharge of either the Japanese Corresponding Obligation or its Japanese Parallel Debt may be claimed only once.

(d)
Agent hereby confirms and accepts and the Lenders agree that to the extent Agent irrevocably receive any amount in payment of Japanese Parallel Debts, Agent shall distribute that amount in accordance with this Agreement.
(e)
For the purpose of this clause (e) Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any Lender, and its claims in respect of the Japanese Parallel Debts shall not be held on trust. The security granted under the Loan Documents to Agent to secure the Japanese Parallel Debts is granted to Agent in its capacity as creditors of the Japanese Parallel Debts and shall not be held on trust.
(f)
Without limiting or affecting Agent’s rights against the Borrower or Guarantor (whether under this clause (f) or under any other provision of the Loan Documents), each Borrower or Guarantor acknowledges that:
(i)
nothing in this clause (i) shall impose any obligations on Agent to advance any sum to the Borrower or any Guarantor or otherwise under the Loan Documents, except in its capacity as lender; and
(ii)
for the purpose of any vote taken under any Loan Documents, the Borrower shall not be regarded as having any participation or commitment other than those which it has in its capacity as lender.
13.20
Seller LSA Subordination Agreement. Notwithstanding anything herein to the contrary, so long as the Payment in Full (as defined in the Seller LSA Subordination Agreement) has not occurred, any covenant under this Agreement requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) the delivery of physical possession to Agent or the Lenders of any Collateral (including, without limitation, Instruments, Documents, tangible Chattel Paper and any Certificated Security (as defined in Section 8-102 of the UCC)) shall be deemed to have been satisfied (or, in the case of any representation and warranty, shall be deemed to be true) if such physical possession shall have been delivered to LSA Agent (or any Person acting on behalf of LSA Agent), with any such holder serving as bailee and custodian for Agent during its physical possession of such Collateral in accordance with the Seller LSA Subordination Agreement or otherwise.
14.
GUARANTY
14.1
Guaranty. Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Agent, for the benefit of the Lenders, the due and prompt payment (whether at stated maturity, upon acceleration or otherwise and at all times thereafter) and performance of all Obligations. Each Guarantor further agrees that the Obligations may be increased, amended, extended, renewed or otherwise modified in whole or in part without notice to or consent from such Guarantor, and that such actions will not affect the liability of such Guarantor under this Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for this Guaranty. This guaranty of the Obligations includes in all cases all such Obligations which arise after the filing of a bankruptcy petition with respect to any Loan Party and all such Obligations which would become due but for the operation of (i) the automatic stay under Section 362(a) of the United States Bankruptcy Code, (ii) Section 502(b) of the United States Bankruptcy Code, or (iii) Section 506(b) of the United States Bankruptcy Code, including interest accruing under the Loan Documents after the filing of a bankruptcy petition, whether or not allowed or allowable as a claim in the Insolvency Proceeding. This Guaranty is a guaranty of prompt and punctual payment of the Obligations, whether at stated maturity, by acceleration or otherwise, and is not merely a guaranty of collection.

14.2
Limitation of Liability. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Guaranty will not constitute a fraudulent transfer or conveyance and not be subject to avoidance under any applicable Debtor Relief Law or any state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law.
14.3
Term; Reinstatement.
(a)
This Guaranty is a continuing guaranty and shall terminate only upon Payment in Full. If, notwithstanding the foregoing, any Guarantor shall have any nonwaivable right under applicable law or otherwise to terminate or revoke this Guaranty, such Guarantor agrees that such termination or revocation shall not be effective until Agent and the Lenders receive written notice of such termination or revocation. Such notice shall not affect Agent or Lenders’ right and power to enforce rights arising prior to receipt thereof. If any Lender makes the Advance or takes any other action after such Guarantor’s termination or revocation but prior to receipt of the requisite notice, the Lenders’ rights with respect thereto shall be the same as if such termination or revocation had not occurred.
(b)
Each Guarantor’s liability hereunder shall be reinstated and revived, and Agent or the Lenders’ rights shall continue, if at any time all or part of any payment of any Obligation is rescinded or must otherwise be returned by Agent or the Lenders or any other Person upon the bankruptcy, insolvency or reorganization of Borrower or any other Guarantor or for any other reason, all as though such payment had not been made and this Guaranty shall be reinstated if the Agreement had expired or terminated and all of the Obligations had been satisfied prior to the restoration or return of the payment.
14.4
Guaranty Absolute and Unconditional; Waiver of Defenses. The liability of each Guarantor under this Guaranty is irrevocable, continuing, unconditional and absolute and the obligations of each Guarantor under this Guaranty will not be reduced, limited, impaired, discharged, subject to setoff, counterclaim, recoupment, or termination, or otherwise affected for any reason (in each case, other than Payment in Full), and each Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) based on or arising out of any defense of any Loan Party or the unenforceability of all or any part of the Obligations or any Loan Document or any related agreement or instrument from any cause, or the cessation from any cause of the liability of any Loan Party or any other Person liable for the Obligations, other than Payment in Full. Without limiting the foregoing, the obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by, without limitation: (a) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, change in terms or compromise of any of the Obligations or any other obligation of any Loan Party under any Loan Document, by operation of law or otherwise; (b) any rescission, waiver, amendment or other modification of any Loan Document or any other agreement, including any increase in the Obligations; (c) any change in the corporate existence, structure or ownership of any Loan Party or any of its Subsidiaries; (d) any Insolvency Proceeding affecting any Person, or their assets or any resulting release or discharge of any obligation of any Person; (e) the existence of any claim, setoff or other rights which any Loan Party may have at any time against Agent or the Lenders or any other Person, whether in connection herewith or in any unrelated transactions; (f) any sale, disposition, application of proceeds, taking, exchange, substitution, release, impairment, or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver, or other modification of any guaranty, for the Obligations; (g) any default in the performance of the Obligations; (h) any failure of Agent, the Lenders, or their respective Affiliates to disclose to any Loan Party any information relating to the business, condition, operations, performance, properties, or prospects of any other Loan Party now or hereafter known to such Person; (i) the release or reduction of liability of any Loan Party, or other guarantor or surety, with respect to the Obligations; (j) the failure of Agent or the Lenders to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise; or (k) any other circumstance (including any statute of limitations) or manner of administering the Advance or any existence of or reliance on any representation by Agent or the Lenders that might vary the risk of any Loan Party or otherwise operate as a defense available to, or a legal or equitable discharge of, any Loan Party or any other guarantor or surety (in each case, other than Payment in Full). Each Loan Party agrees that the payment of all sums payable under the Loan Documents or any part thereof or other act which tolls any statute of limitations applicable to the Loan Documents shall similarly operate to toll the statute of limitations applicable to such Loan Party’s liability under this Guaranty.

14.5
Waivers and Acknowledgments.
(a)
Except as otherwise provided in this Agreement, each Guarantor hereby unconditionally and irrevocably waives (i) any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Obligations, (ii) promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor, and any other notice with respect to any of the Obligations and this Guaranty, and any requirement that Agent or the Lenders protect, secure, perfect, or insure any Lien or any property subject thereto and (iii) any defense based on any right of set-off or recoupment or counterclaim against or in respect of the obligations of such Guarantor under this Guaranty.
(b)
Each Guarantor acknowledges that it has received adequate consideration for entering into this Guaranty and that all waivers and acknowledgments under this Article 14 by such Guarantor are knowingly made and that Agent and the Lenders would not enter into the Agreement but for this Guaranty.
(c)
Each Guarantor (i) acknowledges and agrees that neither Agent nor the Lenders will have any duty to advise of or otherwise disclose any information known to it regarding Borrower’s financial condition or assets or of all other circumstances bearing upon the risk of nonpayment of the Obligations or the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty and (ii) assumes all responsibility for being and keeping itself informed of such circumstances and risks.
(d)
[Reserved.]
(e)
Each Guarantor acknowledges that Agent, for the benefit of the Lenders, may, at its election and without notice to or demand upon such Guarantor, foreclose on any Collateral or other collateral held by it by one or more judicial or non-judicial sales, accept an assignment of any such Collateral or other collateral in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with Borrower or any other Loan Party or guarantor, or exercise any other right or remedy available to it against Borrower or any other Loan Party or guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except on the occurrence of Payment in Full. Each Guarantor hereby waives any defense arising out of such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of subrogation, reimbursement, exoneration, contribution, or indemnification, or other right or remedy of such Guarantor against Borrower or any other Loan Party or guarantor or any Collateral or any other collateral.
14.6
Agreement to Pay; Subrogation; Etc. Without limiting any other right that Agent or the Lenders have at law or in equity against any Loan Party, if any Loan Party fails to pay any Obligation when and as due, whether at maturity, by acceleration, after notice of prepayment, or otherwise, each other Loan Party agrees to promptly pay the amount of such unpaid Obligations to Agent and the Lenders in cash. Each Loan Party hereby waives and no Loan Party shall exercise any rights which it may acquire by reason of any payment made under this Guaranty, whether by way of subrogation, reimbursement or otherwise, in each case, until the prior Payment in Full. Any amount paid to any Loan Party on account of any payment made under this Guaranty prior to Payment in Full shall be held in trust for the benefit of Agent and the Lenders and promptly turned over to Agent, for the benefit of the Lenders. So long as any Obligations remain outstanding, each Loan Party will not take any action or commence any proceeding against any Loan Party, whether in connection with an Insolvency Proceeding or otherwise, to recover any amounts in respect of payments made to Agent or the Lenders under this Guaranty.
14.7
Taxes. For the avoidance of doubt, each Guarantor agrees to observe and perform each of the terms and conditions set forth in Section 2.7(d), as such Section relates to such Guarantor in connection with any payments or performance under this Guaranty. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant governmental authority in accordance with applicable law. If such Taxes are

Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), Agent or the Lenders receive the amount it would have received had no such withholding been made.
14.8
Additional Guarantors. Each Person that is required to become a Guarantor pursuant to Section 6.10 will become a Guarantor, with the same force and effect as if they were originally named as a Guarantor herein, for all purposes of this Agreement upon the execution and delivery by such Person of a Joinder Agreement. Each reference to “Guarantor” or “Loan Party” (or any words of like import referring to a Guarantor) in this Agreement or any other Loan Document shall also mean such additional Guarantor; and each reference in this Agreement or any other Loan Document to this “Guaranty” or “Agreement” (or words of like import referring to this Agreement) shall mean this Agreement as supplemented by such joinder. No consent of any other Loan Party will be required for the execution and delivery of any such joinder. The rights and obligations of each Loan Party will remain in full force and effect notwithstanding the addition of any Guarantor as a party to this Agreement.
14.9
Cumulative Liability. The liability of each Loan Party (other than a Borrower) as a Guarantor under this Section 14 is in addition to and shall be cumulative with all liabilities of such Loan Party to Agent or the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

BY SIGNING THIS DOCUMENT EACH PARTY TO THIS AGREEMENT REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG ALL PARTIES TO THIS AGREEMENT, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES TO THIS AGREEMENT, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES TO THIS AGREEMENT.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:

SYNTIANT CORP., a Delaware corporation

By:	/s/ Robert Saman
Name:	Robert Saman
Title:	VP & General Counsel

PILOT Al LABS, INC., a Delaware corporation

By:	/s/ Robert Saman
Name:	Robert Saman
Title:	VP & General Counsel

SYNTIANT TAIWAN LLC, a Delaware limited liability company

By:	/s/ Robert Saman
Name:	Robert Saman
Title:	VP & General Counsel and Secretary

SYNTIANT HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Robert Saman
Name:	Robert Saman
Title:	VP & General Counsel and Secretary

[Signature Page to Seller Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AGENT AND LENDER:

KNOWLES CORPORATION,
a Delaware corporation

By:	/s/ John Anderson
Name:	John Anderson
Title:	Senior Vice President & Chief Financial Officer

Signature Page to Seller Loan and Security Agreement

List of Schedules and Exhibits

Schedule 2.1	Commitments
Exhibit A	Collateral Description
Exhibit B	Form of Secured Promissory Note
Exhibit C	[Reserved]
Exhibit D	Form of Notice of Borrowing
Exhibit E	[Reserved]
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Joinder Agreement
Exhibit I	[Reserved]
Exhibit J	Form of Solvency Certificate

Current Financial Statements

Disclosure Schedules

Post-Closing Schedule

Schedule 2.1

Commitments

[Intentionally Omitted]

Exhibit A

[Intentionally Omitted]

A-1

Exhibit B

Form of Secured Promissory Note

[Intentionally Omitted]

B-1

Exhibit C

[Reserved]

C-1

Exhibit D

NOTICE OF BORROWING

[Intentionally Omitted]

D-1

Exhibit E

[Reserved]

E-1

Exhibit F

COMPLIANCE CERTIFICATE

[Intentionally Omitted]

F-1

Exhibit G

Perfection Certificate

[Intentionally Omitted]

G-1

Exhibit H

Form of Joinder Agreement

[Intentionally Omitted]

H-1

Exhibit I

[Reserved]

I-1

Exhibit J

Form of Solvency Certificate

[Intentionally Omitted]

J-1

CURRENT FINANCIAL STATEMENTS

[Intentionally Omitted]

DISCLOSURE SCHEDULES

[Intentionally Omitted]